UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KBS STRATEGIC OPPORTUNITY REIT, INC.

(Name of Registrant as Specified in its Charter)

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800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Proxy Statement and

Notice of 2017 Annual Meeting of Stockholders

To Be Held March 14, 2018

SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS

Dear Stockholder:

On March 14, 2018, we will hold our 2017 annual meeting of stockholders at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660. The annual meeting will begin at 9:00 a.m. Pacific daylight time. Directions to the annual meeting can be obtained by calling 949-417-6500.

We are holding the 2017 annual meeting of stockholders for the following purposes:

1.	To elect five directors to hold office for one-year terms expiring in 2018.

The Board of Directors recommends a vote FOR each nominee.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

3.	To remove Section 5.11 from our charter. This proposal will not take effect unless Proposal 4 below is also approved.

The Board of Directors recommends a vote FOR this proposal.

4.	To approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, our external advisor, in the form of restricted stock units. This proposal will not take effect unless Proposal 3 above is also approved.

The Board of Directors recommends a vote FOR this proposal.

5.	To permit the chairman of the annual meeting to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for the proposals.

The Board of Directors recommends a vote FOR this proposal.

6.	To attend to such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The board of directors has selected December 15, 2017 as the record date for determining stockholders entitled to vote at the annual meeting.

The proxy statement, proxy card and our 2016 annual report to stockholders are being mailed to you on or about December 22, 2017.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 14, 2018:

Our proxy statement, form of proxy card and 2016 annual report to stockholders are also available at http://www.proxyvote.com, and can be accessed by using the 12-digit control number and following the instructions located on the enclosed proxy card.

By Order of the Board of Directors

Peter McMillan III Chairman

Newport Beach, California

December 22, 2017

ii

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me the materials?

A:	We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote your shares at the 2017 annual meeting of stockholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Keith D. Hall, Peter McMillan III, Jeffrey K. Waldvogel and Stacie K. Yamane, each of whom is one of our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, they will vote (i) FOR all of the director nominees, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, (iii) FOR the proposal to amend our charter, (iv) FOR the proposal to approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, our external advisor, in the form of restricted stock units, and (v) FOR the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. It is important for you to return the proxy card to us (or submit your proxy via the Internet or by telephone) as soon as possible, whether or not you plan on attending the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on March 14, 2018, at 9:00 a.m. Pacific daylight time at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660.

Q:	Who is entitled to vote at the annual meeting?

A:	Anyone who is a stockholder of record at the close of business on December 15, 2017, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on December 15, 2017; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.

Note that our advisor, KBS Capital Advisors LLC, which owned 20,000 shares of our common stock as of the record date, has agreed to abstain from voting any shares it owns in any vote regarding: (i) the removal of our advisor, a director or any of their affiliates or (ii) any transaction between us and our advisor, a director or any of their affiliates. Additionally, Willowbrook Capital Group LLC, which owned 330,754 shares of our common stock as of the record date and is directly owned and controlled by Peter McMillan III and Keith D. Hall, two of our executive officers and two of our directors, will abstain from voting any shares in any vote for the election of directors. Furthermore, neither KBS Capital Advisors nor Willowbrook Capital Group will vote on Proposals 3 or 4 in this proxy statement due to the interests of their principals in the Proposed NAV REIT Conversion, as defined and described in “Proposed NAV REIT Conversion.”

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described herein can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How many shares of common stock are outstanding?

A:	As of December 15, 2017, there were 52,053,817 shares of our common stock outstanding and entitled to be cast at the annual meeting. However, as stated above, KBS Capital Advisors LLC has agreed to abstain from voting any of its shares in any vote regarding: (i) the removal of our advisor, a director or any of their affiliates or (ii) any transaction between us and our advisor, a director or any of their affiliates. Additionally, Willowbrook Capital Group LLC will abstain from voting its shares in any vote for the election of directors. Furthermore, neither KBS Capital Advisors nor Willowbrook Capital Group will vote on Proposals 3 or 4 in this proxy statement due to the interests of their principals in the Proposed NAV REIT Conversion, as defined and described in “Proposed NAV REIT Conversion.”

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. No business may be conducted at the meeting if a quorum is not present. If you submit your proxy, even if you abstain from voting, then you will still be considered part of the quorum.

If the presence in person or by proxy of stockholders entitled to cast less than 50% of all the votes entitled to be cast on any matter are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of December 15, 2017. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	Why is the board in favor of a perpetual-life “NAV REIT” strategy?

A:

Our board of directors and management team believe significant opportunities currently exist and have been monitoring the real estate and equity markets closely in order to find the best opportunities possible to maximize the return to our stockholders and provide additional liquidity for our stockholders. We currently believe the best opportunity for us to achieve these objectives is to pursue a strategy as a non-listed, perpetual-life “NAV REIT” that offers and sells new shares of our common stock continuously through a number of distribution channels in ongoing public offerings, and seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. With regard to maximizing returns, we have seen significant appreciation in the portfolio to date and we believe there are still many opportunities in the marketplace to achieve strong stockholder returns. Therefore, we believe it is in the company’s and stockholder’s interests to raise additional capital and make new investments. Furthermore, we believe a number of our existing investments are still in the process of maturing and reaching their maximum value. With respect to liquidity, we believe that a number of sources of capital (including but not limited to cash from operations, a portion of the proceeds from ongoing offerings, and proceeds from asset sales) can be used to offer additional liquidity to stockholders that desire it through an expanded share redemption program and/or periodic tender offers. See “Proposed NAV REIT Conversion” for more information.

Q:	How is conversion to a perpetual-life, NAV REIT expected to provide additional liquidity to stockholders?

A:	As an NAV REIT, we believe we can (a) offer an expanded share redemption program, (b) have additional capital to fund redemptions, and (c) provide more frequent net asset value or “NAV” per share calculations, which will provide stockholders with more information when making liquidity decisions and also allow more frequent and fair pricing under our share redemption program. As an NAV REIT, we intend to revise our share redemption program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that prevent us from redeeming the maximum number of shares permitted under the program. Because the actual level of redemptions under our share redemption program as an NAV REIT would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share redemption program and/or through self-tender offers. See “Proposed NAV REIT Conversion” for more information.

Q:	How will the Singapore Transaction affect the Proposed NAV REIT Conversion?

A:	As we have previously disclosed, on November 8, 2017, we sold 11 of our properties (the “Singapore Portfolio”) to various subsidiaries of Keppel-KBS US REIT, a newly formed Singapore real estate investment trust (the “SREIT”) that was listed on the Singapore Stock Exchange (the “Singapore Transaction”). The sale price of the Singapore Portfolio was $804 million, before third-party closing costs and excluding any disposition fees payable to our external advisor. In connection with the Singapore Transaction, we repaid $401.7 million of outstanding debt secured by the properties in the Singapore Portfolio. We also used approximately $52.5 million of the proceeds to acquire units in the SREIT representing a 9.5% ownership interest. For more information, please see “Certain Information About Management—Certain Transactions with Related Persons—Singapore Transaction.”

Although we can offer no assurances, we expect that the Singapore Transaction will improve our chances to successfully raise capital as an NAV REIT. First, the Singapore Transaction has made additional capital available to us that we may use to offer additional liquidity to our stockholders through our share redemption program and/or tender offers prior to the Proposed NAV REIT Conversion. We believe we will have greater success as an NAV REIT if we are able to eliminate any pent-up demand for redemptions prior to the conversion. Second, we expect to reinvest a majority of the proceeds from the Singapore Transaction in assets that are more consistent with our opportunistic strategy and objectives compared to the stabilized assets we sold in the Singapore Transaction.

Q:	What may I vote on?

A:	You may vote on:

(1)	the election of the nominees to serve on the board of directors;
(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;
(3)	the removal of Section 5.11 from our charter (this proposal will not take effect unless Proposal 4 below is also approved);
(4)	the approval of the acceleration of the payment of incentive compensation to our advisor, in the form of restricted stock units (this proposal will not take effect unless Proposal 3 above is also approved);
(5)	permitting the chairman of the annual meeting to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for the proposals; and
(6)	such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as director who is named in this proxy statement;
(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;
(3)	FOR the removal of Section 5.11 from our charter;
(4)	FOR the proposal to approve the acceleration of the payment of incentive compensation to our advisor, in the form of restricted stock units; and
(5)	FOR the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary.

Q:	What does Section 5.11 of the charter provide and why is the board recommending that stockholders approve its removal from the charter?

A:	Section 5.11 of our charter requires that, if we do not list our shares of common stock on a national securities exchange by July 31, 2019, we either:

•	seek stockholder approval of the liquidation of the company; or
•	if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company.

This section further states that if a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, the conflicts committee must revisit the issue of liquidation at least annually. The conflicts committee is a committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with KBS Capital Advisors LLC, our external advisor.

As described further herein, we believe that the continued inclusion of Section 5.11 in our charter may create confusion for existing and new investors if we are pursuing a perpetual-life company strategy. We believe that its continued inclusion may create doubts as to our long-term commitment to the perpetual-life strategy. In addition, complying with Section 5.11 is likely to create an annual burden on the time and focus of our board of directors and conflicts committee and may create significant additional expenses, in particular if the board of directors solicits input from financial advisors. For these reasons, our board of directors believes we are more likely to succeed with a perpetual-life strategy if we remove Section 5.11 from the charter, and has proposed its removal. In order to remove Section 5.11 from the charter, we need the approval of our stockholders. This proposal will not take effect unless the proposal to approve the acceleration of the payment of incentive compensation to our advisor is also approved.

Q:	Why is the board recommending that stockholders approve the acceleration of the payment of incentive compensation to our advisor?

A:	The triggering events for the incentive fee structure currently in effect with our advisor are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT that intends to provide liquidity to its stockholders through a share redemption program and/or periodic self-tender offers. Therefore, in order to properly align our advisor’s incentive fee compensation structure with our proposed perpetual-life strategy, we intend to revise the incentive fee structure. Commencing with the launch of our first public offering as a perpetual-life NAV REIT, we intend to implement an annual incentive fee formula that would require us to pay our advisor an incentive fee for any given year if certain performance thresholds were met for that year. With respect to our historical performance period from inception through launch of our first public offering as a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee so that it does not depend on the currently-existing triggering events. See “Proposed NAV REIT Conversion” for more information. Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we believe it is appropriate to ask the stockholders for their approval of this acceleration. Therefore, we are asking our stockholders to approve the acceleration of the payment of incentive compensation to our advisor. This proposal will not take effect unless the proposal to amend our charter is also approved.

We expect this acceleration payment would be made in the form of restricted stock units (“RSUs”) with terms that are still under consideration, but are currently expected to be structured as follows:

•	Each RSU awarded would represent the right to receive one share of our common stock.

•	The RSUs would be awarded on or near the launch of a public offering as an NAV REIT.

•

The number of RSUs awarded would equal the number of our shares of common stock, valued at the then-current NAV per share at the time of the award (i.e., the NAV per share at the time of our conversion to an NAV REIT), with a value equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in the NAV calculation, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The foregoing would be calculated by our advisor in its good faith and approved by the Special Committee (described below).

•

100% of the RSUs awarded would vest and be paid in shares after two years, provided the advisor is not terminated for “cause” during that time (where “cause” means fraud, criminal conduct if the advisor would have reasonable cause to believe that the conduct was unlawful, willful misconduct, or an uncured material breach of the advisory agreement). Both we and the advisor would have certain rights to accelerate vesting in certain situations, such as a change of control of our company.

•

For each RSU awarded, our advisor would have the right to be paid with one share of our common stock, upon vesting, and could elect to receive up to 50% of the payment in cash rather than shares, with the cash payment determined based on the then-current value of our shares. The main reason we would permit the advisor to take a portion in cash is to pay its taxes.

•	Dividend equivalents would accrue on the RSUs. In other words, they would earn dividends as if they were shares of common stock.

•

The shares the advisor receives pursuant to this agreement would not be eligible for redemption under our share redemption program unless the company has satisfied all redemption requests from other stockholders received at that time; this restriction may be lifted in certain situations, such as upon a change of control of our company.

Q:	Will the acceleration of the payment of incentive compensation to our advisor affect the net asset value of my shares?

A:	No. The acceleration of the payment of incentive compensation to our advisor will not affect the net asset value of our shares of common stock because our net asset value calculation has always included the potential liability related to the incentive fee. Therefore, the acceleration of the incentive compensation to our advisor will not impact the net asset value per share compared to what the value would be if this payment was not made.

Q:	Apart from the proposed acceleration of incentive compensation to the advisor, how will the conversion to an NAV REIT affect the fee structure with the advisor and its affiliates?

A:	The new fee structure puts a greater emphasis on our performance and, accordingly, would result in greater compensation to our advisor as a percentage of our NAV if we perform sufficiently well. Furthermore if we succeed in raising additional capital and growing our company, we would expect the fees paid to our advisor and its affiliates to increase because of our larger size. We believe these changes help align the interests of our advisor and our stockholders in growing our company and performing well. The bottom line future impact to our stockholders of the proposed compensation changes is difficult to predict because it is subject to a number of factors, such as the amount of capital we raise in our public offerings, the number of acquisitions and dispositions that we make, and our performance.

Q:	Does elimination of section 5.11 and pursuit of a perpetual-life NAV REIT strategy mean you will never seek a liquidity event or consider other strategies to create value for stockholders, or sources of stockholder liquidity other than the share redemption program and/or periodic self-tender offers?

A:	No. With or without Section 5.11, our board of directors is always mindful of our various strategic alternatives and will always be willing to change strategies if it concludes that it is in the best interests of our stockholders to do so. These strategic alternatives can consist of any number of options including a public listing of our shares on a national stock exchange, selling assets individually, and /or selling the entire portfolio in a single transaction to a third-party.

Q:	If the stockholders vote against either Proposal 3 (the removal of Section 5.11 from the charter) or Proposal 4 (the acceleration of the payment of incentive compensation to the advisor), will the company still pursue a perpetual-life NAV REIT strategy?

A:	Removal of Section 5.11 from the charter is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe we are more likely to succeed with the strategy if we remove Section 5.11 of the charter. Similarly, stockholder approval of acceleration of the payment of incentive compensation to our advisor is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe the change is appropriate in connection with the pursuit of a perpetual-life NAV REIT strategy. For this reason, neither Proposal 3 nor Proposal 4 will take effect unless both are approved by our stockholders. If our stockholders vote against either Proposal 3 or Proposal 4, our board of directors will meet to determine whether to continue with a perpetual-life NAV REIT strategy or what other reasonably available alternatives to pursue in the best interest of the company and our stockholders, including, without limitation, continuing to operate under the current business plan.

Q:	Have the independent directors approved the pursuit of a perpetual-life NAV REIT, the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor?

A:	A Special Committee of our board of directors comprised of all our independent directors has approved the pursuit of a perpetual-life NAV REIT, which includes submitting to stockholders for their approval the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor. However, implementation of the proposed charter amendment and the proposed acceleration of the payment of incentive compensation to the advisor remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of a fairness opinion from its independent financial advisor as to the fairness of the acceleration of the payment of incentive compensation to the advisor and the revised fee structure for our advisor in connection with the Proposed NAV REIT Conversion (the “Fairness Opinion”), which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion. See “Proposed NAV REIT Conversion—Special Committee Process” for more information.

Q:	How can I vote?

A:	Stockholders can vote in person at the annual meeting, as described above under “Who is entitled to vote at the annual meeting?”, or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card;
•	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card; or
•	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card. Voting via the Internet is permitted under Section 2-507(c)(3) of the Maryland General Corporation Law.

If you elect to attend the annual meeting, you can submit your vote in person as described above under “Who is entitled to vote at the annual meeting?”, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

(1)	notifying Jeffrey K. Waldvogel, our Secretary;
(2)	attending the annual meeting and voting in person as described above under “Who is entitled to vote at the annual meeting?”;
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	What are the voting requirements to elect the board of directors?

A:	With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL,” or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What are the voting requirements for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017?

A:	With regard to the proposal relating to the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What are the voting requirements to approve the proposal to amend the charter and to approve the acceleration of the payment of incentive compensation to our advisor?

A:	Approval of the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes against the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor. Proxies received will be voted FOR the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor unless stockholders designate otherwise.

Q:	What are the voting requirements to approve the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary?

A:	Approval of the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary requires the affirmative vote of the holders of at least a majority of the votes cast thereon. You may vote for or against or abstain on the proposal. Abstentions and broker non-votes will not have an effect on the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary. Proxies received will be voted FOR the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary unless stockholders designate otherwise.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings and are prohibited from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Brokers also may not exercise discretionary voting with respect to the amendment of our charter or the proposal to approve the acceleration of the payment of incentive compensation to our advisor. Thus, beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting, the proposed amendment of our charter or the proposal to approve the acceleration of the payment of incentive compensation to our advisor. However, even without such instructions, the shares of beneficial owners will be treated as present for the purposes of establishing a quorum if the broker votes such shares on the proposal regarding the adjournment of the meeting, which proposal is a routine matter with respect to which brokers have discretionary authority to vote.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the proposals describe herein, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Keith D. Hall, Peter McMillan III, Jeffrey K. Waldvogel and Stacie K. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the director nominations and stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at the 2018 annual meeting of stockholders may do so by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2018 annual meeting, director nominations and other stockholder proposals must be received by Jeffrey K. Waldvogel, our Secretary, no later than September 23, 2018. To also be eligible for inclusion in our proxy statement for the 2018 annual meeting, director nominations and other stockholder proposals must be received by Mr. Waldvogel by August 24, 2018.

Q:	How are proxies being solicited?

A:	In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at 888-554-9413.

We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services. We anticipate that the cost for Broadridge’s solicitation services will not exceed $73,000. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Where can I find more information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the website maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC. We make no representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements contained in this proxy statement, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flows from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in our Annual Report on Form 10-K filed with the SEC on March 10, 2017 for a discussion of some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. See “Proposed NAV REIT Conversion” for risks related to our Proposed NAV REIT Conversion.

PROPOSED NAV REIT CONVERSION

Background

Our board of directors and management team believe significant opportunities currently exist and have been monitoring the real estate and equity markets closely in order to find the best opportunities possible to maximize the return to our stockholders and provide additional liquidity for our stockholders. We currently believe the best opportunity for us to achieve these objectives is to pursue a strategy as a non-listed, perpetual-life company that (a) calculates the net asset value or “NAV” per share on a regular basis that is more frequent that annually (i.e., daily, monthly or quarterly), (b) offers and sells new shares of our common stock continuously through a number of distribution channels in ongoing public offerings, and (c) seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. We refer to a REIT that operates in this manner as an “NAV REIT” and we refer to our proposed conversion to this mode of operation as the “Proposed NAV REIT Conversion.” As an NAV REIT, we believe we will be able to raise additional equity capital to diversify and grow our portfolio for the benefit of our stockholders, while at the same time providing increased liquidity to our stockholders in excess of what is currently offered. We have seen significant appreciation in the portfolio to date and we believe there are still many opportunities in the marketplace to achieve strong stockholder returns.

Stockholders should carefully read this section of the proxy statement when deciding how to vote on Proposals 3 and 4. If our stockholders vote against those proposals, our board of directors and our advisor will reconsider all aspects of the Proposed NAV REIT Conversion, because we believe its success depends greatly on these proposals, and a decision might be made not to proceed with the NAV REIT Conversion. On the other hand, if our stockholders approve Proposals 3 and 4, we intend to implement the Proposed NAV REIT Conversion substantially as described herein. Therefore, before voting on Proposals 3 and 4, stockholders should carefully review the description of the Proposed NAV REIT Conversion that is provided below.

Terms of Proposed NAV REIT Conversion

We summarize below our current intentions as to the principal terms of the Proposed NAV REIT Conversion. While we have described in this proxy statement our current intentions with respect to the Proposed NAV REIT Conversion, our board of directors may change any aspects of it without stockholder approval, except the specific matters submitted for stockholder approval in Proposals 3 and 4. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time. Furthermore, even if Proposals 3 and 4 are approved, our board of directors may delay the implementation of the Proposed NAV REIT Conversion until it deems it appropriate to do so and may decide, in its sole discretion, not to go forward at all with the Proposed NAV REIT Conversion.

More Frequent NAV Calculations

We currently calculate the NAV of our shares once each calendar year. As an NAV REIT, we currently intend to calculate our NAV once per month, though we could decide to calculate it daily or quarterly. We believe more frequent NAV calculations will improve our ability to offer and repurchase our shares at the most fair prices, and also improve visibility and transparency into our performance.

Revised Share Redemption Program

As an NAV REIT, we believe we can (a) offer an expanded share redemption program, (b) have additional capital to fund redemptions, and (c) provide more frequent NAV per share calculations, which will provide stockholders with more information when making liquidity decisions and also allow more frequent and fair pricing under our share redemption program. As an NAV REIT, we intend to revise our share redemption program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that prevent us from redeeming the maximum number of shares permitted under the program. Because the actual level of redemptions under our share redemption program as an NAV REIT would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share redemption program and/or through self-tender offers. During our first year as an NAV REIT, we intend to repurchase shares under the share redemption program on a monthly basis at a price equal to 95% of the most recently disclosed monthly NAV. After that time, we intend to repurchase shares under the share redemption program on a monthly basis at the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year.

Distributions and Dividend Reinvestment Plan

We currently declare distributions with quarterly record and payment dates. As an NAV REIT, we expect that we would modify our distribution policy to pay distributions monthly and have daily record dates. We also expect to revise our dividend reinvestment plan so that we would sell shares at the most recent monthly NAV, rather than at the most recent annual NAV as we do now.

Ongoing Public Offerings Conducted through KBS Capital Markets Group LLC

As an NAV REIT, we expect that we would conduct ongoing primary public offerings of our shares on a continuous basis through our affiliated dealer manager, KBS Capital Markets Group LLC. Such offerings would likely include new classes of common stock, which would allow us to offer different classes of common stock with different combinations of upfront and ongoing commissions and other fees payable to our dealer manager and participating broker-dealers. We believe that having a number of different share classes with different distribution compensation structures will improve our ability to sell shares and raise capital in the current market.

While we expect that the upfront and ongoing commissions and other fees payable to our dealer manager and participating broker-dealers in connection with these offerings would be borne by the new investors, our company would incur other offering expenses in connection with these offerings, which expenses would impact our current stockholders. These other offering expenses would include our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares in the offering, reimbursement of bona fide due diligence expenses, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items. They could also include reimbursement to our dealer manager for wholesaling compensation expenses, though we do not currently intend to reimburse our dealer manager for such expenses. We currently estimate that these expenses would cost approximately $3.5 million to $5.0 million per year.

Revised Advisory Fee Structure

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Acquisition and Origination Fees and Expenses.  Pursuant to our advisory agreement currently in effect with our advisor, we incur acquisition and origination fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. We intend to eliminate this fee as part of the Proposed NAV REIT Conversion. However, because we would no longer pay a fee for acquisition and origination services, we would expect to reimburse our advisor for our allocable portion of the salaries, benefits and overhead of personnel providing these services to us. This may represent significant savings, depending on our future investment activity. We intend to continue to reimburse our advisor for customary acquisition and origination expenses, whether or not we ultimately acquire the asset.

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Fixed Asset Management Fee.  Pursuant to our advisory agreement currently in effect with our advisor, we currently pay the advisor an asset management fee. With respect to investments in loans and any investments other than real property, the asset management fee is a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. For the 12 months ended December 31, 2016 and the nine months ended September 30, 2017, the asset management fee was $9.6 million and $8.4 million, respectively.

As part of the Proposed NAV REIT Conversion, we currently expect to replace the current asset management fee with a fixed component of our new advisory fee, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.25% of our aggregate company NAV for such month, as determined before the impact of accrued asset management fees, accrued incentive/performance fees, accrued ongoing distribution fees paid to broker-dealers with respect to new sales of shares (i.e., ongoing class-specific fees) and accrued distributions owed to our stockholders. The impact of this change will depend on a number of factors, including our leverage and the value of our assets compared to the purchase price (both of which will be taken into account with the new fee structure, unlike the old fee structure), and is therefore impossible to predict over the long term, but we do not expect the change to be significant in the near term. By way of example only, if the aggregate NAV of our company for the nine months ended September 30, 2017 were equal to the estimated net asset value of our company as of September 30, 2016, calculated in accordance with the estimated value per share approved by our board of directors on December 8, 2016, this fixed component of the new advisory fee would have been approximately $880,000 per month. By comparison, the existing asset management fee incurred by us for the nine months ended September 30, 2017 was approximately $935,000 per month.

•	Incentive Fee. Please see “Revised Incentive Fee” below for a description of our current intentions with respect to the incentive fee payable to our advisor.

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Disposition Fees.  Pursuant to our advisory agreement currently in effect with the advisor, for substantial assistance in connection with the sale of properties or other investments, we currently pay our advisor or its affiliates 1.0% of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price.

We intend to eliminate this fee as part of the Proposed NAV REIT Conversion. However, because we would no longer pay a fee for disposition services, we would expect to reimburse our advisor for our allocable portion of the salaries, benefits and overhead of personnel providing these services to us. This may represent significant savings, depending on our future disposition activity.

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Property Management Fees.  We do not currently pay our advisor or any of its affiliates any property management fees. As an NAV REIT, we may enter into a property management agreement with KBS Management Group or another KBS affiliate and agree to pay a monthly fee equal to a percentage of the rent (to be determined on a property by property basis, consistent with current market rates), payable and actually collected for the month. This could result in additional compensation to affiliates of our advisor.

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Operating Expenses.  Pursuant to our advisory agreement currently in effect with the advisor, our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and information technology costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. Commencing July 1, 2010, we have reimbursed our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, our advisor may seek reimbursement for additional employee costs. However, we will not reimburse our advisor or its affiliates for employee costs in connection with services for which KBS Capital Advisors earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.

As part of the Proposed NAV REIT Conversion, because we would no longer pay acquisition or origination fees or disposition fees to our advisor, we would expect to reimburse our advisor for our allocable portion of the salaries, benefits and overhead of personnel providing these services to us.

Revised Incentive Fee

Description of Current Incentive Fee

Pursuant to our advisory agreement currently in effect with the advisor, the advisor is due a subordinated participation in our net cash flows (the “Subordinated Participation in Net Cash Flows”) if, after our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program, and (ii) a 7.0% per year cumulative, noncompounded return on such net invested capital, the advisor is entitled to receive 15.0% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to the advisor. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to participate in our net cash flows. In fact, if the advisor is entitled to participate in our net cash flows, the returns of our stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return. This fee is payable only if we are not listed on an exchange.

Alternatively, pursuant to our advisory agreement currently in effect with the advisor, the advisor is due a subordinated incentive listing fee (the “Subordinated Participation Listing Fee”) upon a listing of our common stock on a national securities exchange equal to 15.0% of the amount by which (i) the market value of our outstanding stock plus distributions paid by us (including distributions that may constitute a return of capital for federal income tax purposes) prior to listing exceeds (ii) the sum of our stockholders’ net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and the amount of cash flow necessary to generate a 7.0% per year cumulative, noncompounded return on such amount. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive the listing fee. In fact, if our advisor is entitled to the listing fee, the returns of our stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return.

Neither the Subordinated Participation in Net Cash Flows nor the Subordinated Participation Listing Fee are currently payable to our advisor, and there is no guarantee that they will ever be payable. Most likely, we would need to list our shares on a national securities exchange or liquidate substantially all of our assets for these fees to be payable, and we would have to have provided the requisite returns for our stockholders at such time as well. Solely for purposes of determining the estimated value per share approved by our board of directors on December 7, 2017, the advisor calculated the potential liability related to the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The advisor estimated the fair value of this liability to be $28.4 million or $0.54 per share as of the valuation date, and included the impact of this liability in its calculation of our estimated value per share.

Reasons for Proposing Changes to Incentive Fee Structure

The triggering events for the incentive fee structure currently in effect with our advisor are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT that intends to provide liquidity to its stockholders through a share redemption program and/or periodic self-tender offers. Therefore, in order to properly align our advisor’s incentive fee compensation structure with our proposed perpetual-life strategy, we intend to revise the incentive fee structure. Commencing with the launch of our first public offering as a perpetual-life NAV REIT, we intend to implement an annual incentive fee formula that would require us to pay our advisor an incentive fee for any given year if certain performance thresholds were met for that year. With respect to our historical performance period from inception through launch of our first public offering as a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee so that it does not depend on the currently-existing triggering events. Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we believe it is appropriate to ask the stockholders for their approval of this acceleration. Therefore, in Proposal 4, we are asking our stockholders to approve the acceleration of the payment of incentive compensation to our advisor on terms substantially consistent with the terms substantially in “—Proposed Acceleration of Payment of Current Incentive Fee” below.

Proposed Acceleration of Payment of Current Incentive Fee

We currently intend to accelerate the payment of incentive compensation to the advisor upon the conversion to an NAV REIT by agreeing to pay our advisor, in connection with our conversion to an NAV REIT, an amount equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in our NAV calculation, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. Following this transaction, the Subordinated Participation in Net Cash Flows and the Subordinated Participation Listing Fee would be terminated with respect to future periods.

We expect this acceleration payment would be made in the form of restricted stock units (“RSUs”) with terms that are still under consideration, but are currently expected to be structured as follows:

•	Each RSU awarded would represent the right to receive one share of our common stock.

•	The RSUs would be awarded on or near the launch of a public offering as an NAV REIT.

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The number of RSUs awarded would equal the number of our shares of common stock, valued at the then-current NAV per share at the time of the award (i.e., the NAV per share at the time of our conversion to an NAV REIT), with a value equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in the NAV calculation, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The foregoing would be calculated by our advisor in its good faith and approved by the Special Committee (described below).

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100% of the RSUs awarded would vest and be paid in shares after two years, provided the advisor is not terminated for “cause” during that time (where “cause” means fraud, criminal conduct if the advisor would have reasonable cause to believe that the conduct was unlawful, willful misconduct, or an uncured material breach of the advisory agreement). Both we and the advisor would have certain rights to accelerate vesting in certain situations, such as a change of control of our company.

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For each RSU awarded, our advisor would have the right to be paid with one share of our common stock, upon vesting, and could elect to receive up to 50% of the payment in cash rather than shares, with the cash payment determined based on the then-current value of our shares. The main reason we would permit the advisor to take a portion in cash is to pay its taxes.

•	Dividend equivalents would accrue on the RSUs. In other words, they would earn dividends as if they were shares of common stock.

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The shares the advisor receives pursuant to this agreement would not be eligible for redemption under our share redemption program unless the company has satisfied all redemption requests from other stockholders received at that time; this restriction may be lifted in certain situations, such as upon a change of control of our company.

In Proposal 4 of this proxy statement, we are asking our stockholders to approve the acceleration of payment of current incentive fee described in the two paragraphs above. This proposal will not take effect unless Proposal 3 (the proposed charter amendment) is also approved. Please see “Proposal 4. Acceleration of Incentive Compensation” for more information.

Proposed Incentive Fee Going Forward

In addition, going forward, commencing upon our conversion to an NAV REIT, we currently intend to replace the incentive fees described above with a new annual performance component to our advisory fee. The performance component of the advisory fee is currently expected to be calculated on the basis of the overall investment return provided to stockholders in any calendar year such that the advisor will receive the lesser of (1) 15% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 7% of the NAV per share at the beginning of such year (the “Hurdle Amount”). The foregoing calculations would be calculated on a per share basis and multiplied by the weighted-average number of shares outstanding during the year. Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the advisor will earn a performance component equal to 100% of such excess until the advisor has received 15% of the annual total return amount that is in excess of the loss carryforward, and thereafter receives 15% of the annual total return amount in excess of that.

The “annual total return amount” referred to above means all distributions paid or accrued per share plus any change in NAV per share since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing class-specific fees payable to our dealer manager in connection with the sale of new share classes. The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward will initially be zero. Therefore, payment of the performance component of the advisory fee (1) will be contingent upon the annual total return to stockholders exceeding the 7% return, (2) will vary in amount based on our actual performance and (3) cannot cause the overall return to stockholders for the year to be reduced below 7%.

As a result, the performance component will not be directly tied to the performance of the shares you own, the class of shares you own or the time period during which you own your shares. Because of certain class-specific fees that we intend to apply to the new classes sold in our ongoing public offerings, which will differ among classes, we do not expect the overall return of each class of shares to ever be the same. However, if and when the incentive fee is payable, the expense will be allocated among all holders of shares ratably according to the NAV of their shares, regardless of the different returns achieved by different classes of shares during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance component of the advisory fee, even if no performance component is ultimately payable to our advisor at the end of such calendar year. In addition, so long as the weighted-average NAV per share remains above certain threshold levels, our advisor’s ability to earn the incentive fee in any year will not be affected by our performance in prior years, and our advisor will not be obligated to return any portion of advisory fees paid for any year based on our subsequent performance.

Though still under consideration, we expect this new annual performance component would be paid in the form of RSUs with terms similar to those described above, except with 50% of the RSUs vesting and settling after one year and the other 50% vesting and settling after two years.

Charter Amendment

As part of the Proposed NAV REIT Conversion, we are also proposing the deletion of Section 5.11 of our charter, which we believe is inconsistent with the pursuit of a perpetual-life strategy as an NAV REIT. This proposal will not take effect unless Proposal 4 (the proposal to approve the acceleration of the payment of incentive compensation to the advisor) is also approved. Please see “Proposal 3. Charter Amendment” for more information.

Special Committee Process

In order to address any conflicts of interest that may exist in connection with the proposed acceleration of the payment of the incentive fee, revising the incentive fee going forward and amending other fees payable to the advisor under the advisory agreement in connection with our Proposed NAV REIT Conversion (the “Proposed Advisor Fee Changes”), on August 25, 2016, our board of directors designated a special committee (the “Special Committee”), consisting of all of the independent directors of our company, with the exclusive power and authority of the board of directors to (i) review and evaluate the terms and conditions and determine the advisability of the Proposed Advisor Fee Changes, (ii) if the Special Committee deems it appropriate, negotiate the terms and conditions of the Proposed Advisor Fee Changes and the terms and conditions of any definitive agreements in connection therewith, (iii) determine whether the Proposed Advisor Fee Changes are fair to and in the best interests of our company and our stockholders, (iv) recommend to the entire board of directors what action, if any, should be taken by us with respect to the Proposed Advisor Fee Changes, (v) engage in such other activities related to or arising in connection with the Proposed Advisor Fee Changes as the Special Committee deems necessary, appropriate or advisable, and (vi) provide reports and/or recommendations to the board of directors in regard to such matters at such time as the Special Committee shall deem appropriate and consistent with its activities. In conducting its review, the Special Committee was authorized to retain, has retained, at our expense, its own independent legal counsel and independent financial advisor.

The Special Committee has also requested that, once the proposed amount of the accelerated payment of the incentive fee has been determined by us, its independent financial advisor render the Fairness Opinion, regarding whether the Proposed Advisor Fee Changes, when taken together and considered as a whole, without any one single factor necessarily being dispositive, are fair to our company from a financial point of view. The Fairness Opinion, if received, is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion, solely for the use of the Special Committee (in its capacity as such) in connection with its final evaluation of the Proposed NAV REIT Conversion (and may not be relied upon or used by any other person or entity or for any other purpose).

There can be no assurance as to what conclusions will be reached in the Fairness Opinion or whether the Fairness Opinion will be ultimately rendered. The Fairness Opinion will be subject to various assumptions, qualifications and limitations on the review undertaken, and will not constitute advice or a recommendation to the Special Committee or any person or entity with respect to how to act or vote with respect to any matter relating to the Proposed NAV REIT Conversion.

The Special Committee met in person or telephonically 19 times between August 25, 2016 and September 14, 2017 to consider the Proposed Advisor Fee Changes and other aspects of the Proposed NAV REIT Conversion. During this time, the Special Committee consulted with its independent legal counsel and independent financial advisor. On September 14, 2017, after considering a number of factors and other information, the Special Committee unanimously (i) approved, subject to the Special Committee’s receipt and review of the Fairness Opinion, the terms of the Proposed NAV REIT Conversion as described in this proxy statement, including the proposed charter amendment and the Proposed Advisor Fee Changes, as being advisable and in the best interests of the company and our stockholders, (ii) found, subject to the Special Committee’s receipt and review of the Fairness Opinion, the terms of the Proposed NAV REIT Conversion to be fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties, and (iii) recommended that the board of directors take all action necessary to pursue the Proposed NAV REIT Conversion on the terms proposed, subject to the Special Committee’s approval of the final terms of the NAV REIT Conversion prior to its implementation, which approval is subject to the Special Committee’s receipt and review of the Fairness Opinion. The board of directors (including all of the members of the conflicts committee) then approved the related matters to be considered at the 2017 annual meeting of stockholders, provided that the implementation of the proposed charter amendment and the proposed acceleration of the payment of incentive compensation to the advisor remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of the Fairness Opinion, which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion.

Risks of the Proposed NAV REIT Conversion

The following are the principal risks associated with the Proposed NAV REIT Conversion.

Our NAV REIT strategy may not result in increased liquidity for our stockholders.

Although we intend, as part of our NAV REIT strategy, to adopt a revised share redemption program that allows us to redeem a greater percentage of our shares each year than our current share redemption program, we cannot provide assurances that we will do so. We may decide for market, regulatory or other reasons to have a more limited share redemption program or conduct periodic self-tender offers on terms that we believe are appropriate.

We will not be required to purchase any particular number of shares, at any particular frequency or at any particular pricing, pursuant to our share redemption program or pursuant to periodic self-tender offers. Our board of directors will be permitted to modify, suspend or terminate our share redemption program at any time.

We may not have sufficient funding to satisfy the demand for liquidity. Our primary source for funding is currently expected to be a portion of the net proceeds from our new ongoing public offerings, but we cannot guarantee that the net proceeds raised will be sufficient to satisfy the demand for liquidity and our other capital needs, such as capital expenditures and funds for new investments. Excluding redemption requests made upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” for the past three quarters we have not had sufficient funding to satisfy all redemption requests. In the fourth quarter of 2016, first quarter of 2017 and second quarter of 2017, we rejected requests to redeem 1,013,619, 1,865,329 and 2,573,827 shares, respectively, or approximately 69%, 90% and 92%, respectively, of the ordinary redemption requests received pursuant to our share redemption program, due to insufficient funding. However, on October 12, 2017, we completed a self-tender offer for our shares at a price of $14.07 per share, pursuant to which we purchased 4,688,671 shares, or approximately 83% of the 5,678,837 shares properly tendered, and rejected approximately 990,166, or approximately 17% of the 5,678,837 shares properly tendered. If future redemption requests exceed the amount of funding available under our share redemption program and any additional funding made available under one or more self-tender offers, the number of rejected redemption or repurchase requests will increase over time.

You will be dependent on the board of directors to adopt and oversee valuation procedures to determine the NAV of our shares; the prices at which we sell and redeem our shares will be based on the NAV per share determined in accordance with these valuation procedures.

In connection with our NAV REIT strategy, our board of directors intends to adopt valuation procedures to determine a monthly NAV per share. However, we may compute the NAV less frequently than monthly, such as quarterly. In addition, the procedures, methods and assumptions used to determine the NAV will be solely in our discretion and subject to change, will not be subject to U.S. Generally Accepted Accounting Principles (“GAAP”) and will not be subject to independent audit. No rule or regulation requires that we calculate our NAV in a certain way. Our board of directors has not finalized these procedures and once they do, our board of directors may adopt changes to the valuation procedures. The valuation procedures we adopt may be different from those used in our prior estimated value per share calculations.

The prices at which we sell shares in our offerings and repurchase shares under our share redemption program and/or self-tender offers will not be market-based prices. We currently intend for those prices to be based on our monthly NAV per share. If our NAV calculations are too high, we may overpay for shares that we redeem, which would harm our remaining stockholders. If our NAV calculations are too low, we may dilute our existing stockholders when we sell new shares and we may underpay stockholders that sell their shares to us. There will be no market prices for our shares and you will be entirely dependent on us to determine an appropriate monthly NAV per share, which may not correspond to realizable value upon a sale of our assets.

Our NAV REIT strategy will result in additional expenses.

Our NAV REIT strategy will involve continuous, ongoing public offerings that will require registration with the SEC under federal securities laws and with each state in which we offer shares. Maintaining such offerings will result in offering expenses such as legal, accounting, printing, mailing and filing fees, charges of our transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items. We also expect to incur additional expenses in connection with calculating a monthly NAV per share. Although we expect to reinvest the majority of the proceeds from the Singapore Transaction in new investments, we also expect to distribute a significant portion of the proceeds to our stockholders, which will reduce the size of our company and therefore make ongoing expenses as an NAV REIT more burdensome.

New investors in our new offerings may have divergent interests from investors in our initial public offering.

We conducted our initial public offering of common stock from November 2009 through November 2012. Our investors in the initial public offering have now held their shares between approximately five and eight years. When (and if) we launch a new public offering as an NAV REIT, they will have held their shares for an even longer period. New investors in our company may place a greater priority on funding for new investments than for liquidity or other purposes. They may be more supportive of our NAV REIT strategy than our original investors. Divergent interests of our stockholders may affect decisions by our board of directors or management, and may impact stockholder votes on various matters.

We may not raise a meaningful amount of capital in our ongoing offerings as an NAV REIT.

We currently intend to use the proceeds from our offerings as an NAV REIT, net of the fees and other expenses we pay in connection with the offerings: (1) to make additional investments in accordance with our investment strategy and policies with the intention of growing the portfolio; (2) to provide increased liquidity to our stockholders in excess of what is currently offered; and (3) for other general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). However, we may not raise a meaningful amount of capital in our ongoing offerings as an NAV REIT, which would mean that we would not have as much money for any of these purposes. In particular, we may face challenges raising additional capital if we are not able to satisfy our stockholders’ redemption requests on a regular basis. In addition, we may face challenges raising additional capital unless and until we reinvest the proceeds from the Singapore Transaction in attractive replacement assets.

We may suffer from delays in locating suitable investments with the capital we raise in our ongoing offerings as a perpetual-life company.

As described above, we intend to use a portion of the net proceeds from our offerings as an NAV REIT to make additional investments in accordance with our investment strategy and policies with the intention of growing the portfolio. However, we could suffer from delays in locating suitable investments. The more shares we sell in our offerings, the more difficult it may be to invest the net offering proceeds promptly and on attractive terms. Our reliance on our advisor, and the real estate and debt finance professionals that our advisor retains to identify suitable investments for us at times when such persons are simultaneously seeking to identify suitable investments for other KBS-sponsored programs or KBS-advised investors could also delay the investment of the proceeds of this offering. Currently, two public KBS-sponsored programs (KBS Strategic Opportunity REIT II, Inc. and KBS Growth & Income REIT, Inc.), as well as five private KBS-sponsored programs, are raising and/or investing capital, and our sponsors may also sponsor or advise future public or private programs or accounts in the future while our offering as an NAV REIT are ongoing. In particular, KBS Strategic Opportunity REIT II, Inc., which we refer to as “KBS Strategic Opportunity REIT II,” is focused on opportunistic real estate and real estate-related investments that are similar to our targeted investments. Until KBS Strategic Opportunity REIT II has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS Strategic Opportunity REIT II, we expect KBS Capital Advisors to direct the investment opportunity to KBS Strategic Opportunity REIT II. Further, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Delays we encounter in the selection, acquisition and development of income-producing properties or the acquisition or origination of other real estate investments would likely limit our ability to pay distributions to our stockholders and may reduce their overall returns.

We may pay lower dividends as an NAV REIT than we otherwise would.

As an NAV REIT, we may pay lower dividends than we otherwise would, because as a perpetual-life NAV REIT (1) we may have a greater interest in retaining the capital for new investments, increased liquidity or other general purposes and (2) we may have a greater interest in keeping our NAV stable or rising.

Our NAV REIT strategy may increase the compensation to our advisor and its affiliates.

As described above, we intend to accelerate the payment of the Subordinated Participation in Net Cash Flows to our advisor, and implement a new annual performance component to our advisory fee. Our advisor will benefit from these changes because (a) the value of the current incentive fee could go down in the future and (b) there is value in receiving compensation sooner rather than later. The new fee structure also puts a greater emphasis on our performance and, accordingly, would result in greater compensation to our advisor as a percentage of our NAV if we perform sufficiently well. Furthermore if we succeed in raising additional capital and growing our company, we would expect the fees paid to our advisor and its affiliates to increase because of our larger size. We believe these changes help align the interests of our advisor and our stockholders in growing our company and performing well. The bottom line future impact to our stockholders of the proposed compensation changes is difficult to predict because it is subject to a number of factors, such as the amount of capital we raise in our public offerings, the number of acquisitions and dispositions that we make, and our performance.

Our directors and management face conflicts of interest in the pursuit of an NAV REIT strategy.

All of our executive officers, some of our directors and other key real estate and debt finance professionals are also officers, directors, managers, or key professionals of and/or holders of a direct or indirect controlling interest in our advisor, KBS Capital Markets Group LLC, who we intend to hire as our dealer manager for our future public offerings, and other affiliated KBS entities. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber are our sponsors and indirectly own and control our advisor. Our advisor is also the external advisor to other public KBS-sponsored programs. Messrs. Bren, Hall, McMillan and Schreiber are executive officers and/or directors of other public KBS-sponsored programs. In addition, Messrs. Bren and Schreiber and their team of real estate professionals are also key real estate professionals at KBS Realty Advisors LLC and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to KBS-advised investors. Messrs. Bren, Hall, McMillan and Schreiber, and their teams of real estate and debt finance professionals may also sponsor or advise future programs or accounts in the future. Some of the material conflicts that our advisor and its affiliates face in connection with our pursuit of a perpetual-life strategy include the following:

•

As described above, we intend to accelerate the payment of the Subordinated Participation in Net Cash Flows to our advisor, and implement a new annual performance component to our advisory fee. Our advisor will benefit from these changes because (a) the value of the current incentive fee could go down in the future and (b) there is value in receiving compensation sooner rather than later. The new fee structure also puts a greater emphasis on our performance and, accordingly, would result in greater compensation to our advisor as a percentage of our NAV if we perform sufficiently well. Furthermore if we succeed in raising additional capital and growing our company, we would expect the fees paid to our advisor and its affiliates to increase because of our larger size. We may implement other fee changes that are favorable to our advisor. In addition, a perpetual-life strategy is likely to extend the period in which our advisor and its affiliates may earn fees from us, in various forms, whether related to overall asset management, property management or otherwise.

•

The compensation payable by us to our advisor and its affiliates may not be on terms that would result from arm’s-length negotiations, may be payable whether or not our stockholders receive distributions, and may be based on our NAV, the procedures for which our advisor will likely assist our board of directors in developing, overseeing, implementing and coordinating.

•

The team of real estate and debt finance professionals at our advisor must determine which investment opportunities to recommend to us and the other KBS-sponsored programs that are raising funds for investment for whom KBS serves as an advisor as well as any programs KBS affiliates may sponsor in the future. Because investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs or KBS-advised investors, our advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments. Currently, two public KBS-sponsored programs (KBS Strategic Opportunity REIT II, Inc. and KBS Growth & Income REIT, Inc.), as well as five private KBS-sponsored programs, are raising and/or investing capital, and Messrs. Bren, Hall, McMillan and Schreiber may also sponsor or advise future public or private programs or accounts in the future while our offerings as an NAV REIT are ongoing. In particular, KBS Strategic Opportunity REIT II, Inc., which we refer to as “KBS Strategic Opportunity REIT II,” is focused on opportunistic real estate and real estate-related investments that are similar to our targeted investments. Until KBS Strategic Opportunity REIT II has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of both us and KBS Strategic Opportunity REIT II, we expect our advisor to direct the investment opportunity to KBS Strategic Opportunity REIT II. Any such conflicts in directing investment opportunities may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.

•

Our sponsors and their team of professionals at our advisor and its affiliates (including KBS Capital Markets Group LLC, the expected dealer manager of our offerings) have to allocate their time between us and other programs and activities in which they are involved.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of the board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2016, the board of directors held 11 meetings, participated in 5 joint meetings with the conflicts committee and acted by unanimous written consent on 5 occasions. For biographical information regarding our directors, see “ – Executive Officers and Directors.”

There are two permanent committees of the board of directors: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below. We also created a special committee in connection with the Proposed NAV REIT Conversion. For information regarding the special committee, see “Proposed NAV REIT Conversion—Special Committee Process.”

Board Leadership Structure

The board of directors is composed of two of our sponsors, Keith D. Hall and Peter McMillan III, and three independent directors. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The board of directors’ two permanent committees, the audit committee and the conflicts committee, are composed entirely of independent directors. Since our inception in 2008, we have operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer. Our board of directors is led by Mr. McMillan, who has served as Chairman of the Board since 2008. Mr. McMillan, as the Chairman of the Board, is responsible for presiding over the meetings of the board of directors and the annual meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. Mr. Hall, as our Chief Executive Officer, is responsible for the general management of the business, financial affairs and day-to-day operations of our company. We believe it is beneficial to have a Chairman of the Board whose focus is to lead the board and facilitate communication among directors and management. We believe this structure, of not combining the roles of the Chairman of the Board and the Chief Executive Officer, is the best governance model for our company and our stockholders. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, the entire board of directors reviews information regarding the company’s liquidity, credit, operations, regulatory compliance and compliance with covenants in our material agreements, as well as the risks associated with each. In addition, each year the board of directors reviews significant variances between our current portfolio business plan and our original underwriting analysis and each quarter the directors review significant variances between our current results and our projections from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the independent directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee, are “independent” as defined by the New York Stock Exchange. The board of directors determined that each of William M. Petak, Eric J. Smith and Kenneth G. Yee satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee’s function is to assist the board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) our independent auditors’ qualifications, performance and independence, and (v) the performance of our internal audit function. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee approved the audit committee charter in August 2010. The audit committee charter is available on our website at www.kbsstrategicopportunityreit.com.

The members of the audit committee are Kenneth G. Yee (Chairman), William M. Petak and Eric J. Smith. All of the members of the audit committee are “independent” as defined by the New York Stock Exchange. The board of directors has determined that all members of the audit committee have significant financial and/or accounting experience, and the board of directors has determined that Mr. Yee satisfies the SEC’s requirements for an “audit committee financial expert.” During 2016, the audit committee held 5 meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2016, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young representatives will be available to respond to appropriate questions posed by stockholders. The audit committee has engaged Ernst & Young as our independent auditors to audit our financial statements for the year ending December 31, 2017. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

For the years ended December 31, 2016 and 2015, all services rendered by Ernst & Young were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2016 and 2015, are set forth in the table below.

	2016	2015
Audit fees	$549,000	$483,000
Audit-related fees	366,000	543,000
Tax fees	313,000	260,00
All other fees	285	333

Total	$1,228,285	$1,286,333

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

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Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of our financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

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Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2016 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed by AS 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and discussed with Ernst & Young their independence from us. In addition, the audit committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

October 13, 2017	The Audit Committee of the Board of Directors:
Kenneth G. Yee (Chairman), William M. Petak, and Eric J. Smith

The Conflicts Committee

General

The members of the conflicts committee are Eric J. Smith (Chairman), William M. Petak and Kenneth G. Yee all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies;
•	approving transactions with affiliates and reporting on their fairness to us (see “ – Certain Transactions with Related Persons” below);
•	supervising and evaluating the performance and compensation of our advisor;
•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;
•	approving borrowings in excess of the total liabilities limit set forth in our charter; and
•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. During 2016, the conflicts committee held 6 meetings, participated in 5 joint meetings with the board of directors and acted by unanimous written consent on 5 occasions.

Oversight of Executive Compensation

As noted above, the conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor, and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “– Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Our Policy Regarding Transactions with Related Persons

Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our advisor’s Chief Audit Executive, via the Ethics Hotline, or directly to the audit committee chair, as appropriate.

Certain Transactions with Related Persons

Set forth below is a description of the material transactions between our affiliates and us since the beginning of 2016 as well as any such currently proposed material transactions, other than the Proposed NAV REIT Conversion which is described in “Proposed NAV REIT Conversion.”

As described further below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own KBS Capital Advisors LLC, our advisor, and KBS Capital Markets Group LLC, the entity that acted as the dealer manager for our public offering. We refer to these individuals as our sponsors. Messrs. Hall and McMillan are also some of our executive officers and directors. All four of our sponsors actively participate in the management and operations of our advisor. Our advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber. All of our named executive officers have profit participation interests in our advisor.

Our Relationship with KBS Capital Advisors. Since our inception, our advisor has provided day-to-day management of our business. Among the services provided by our advisor under the terms of the advisory agreement are the following:

•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;
•	making investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;
•	acquiring investments on our behalf;
•	sourcing and structuring our loan originations;
•	arranging for financing and refinancing of our investments;
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formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, financing and refinancing, marketing, servicing and disposition of our investments;

•	engaging and supervising our agents;
•	performing administrative services and maintaining our accounting; and
•	assisting us with our regulatory compliance.

Our advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. The advisory agreement has a one-year term expiring October 8, 2018 subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. From January 1, 2016 through the most recent date practicable, which was September 30, 2017, we compensated our advisor as set forth below.

We incur acquisition and origination fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. Acquisition and origination fees relate to services provided in connection with the selection and acquisition or origination of real estate and real estate-related investments. From January 1, 2016 through September 30, 2017, our advisor and its affiliates incurred approximately $4.6 million of acquisition and origination fees.

In addition to acquisition and origination fees, we reimburse our advisor for customary acquisition and origination expenses, whether or not we ultimately acquire the asset. From January 1, 2016 through September 30, 2017, our advisor and its affiliates did not incur any such costs on our behalf.

For asset management services, we pay our advisor a monthly fee. With respect to investments in loans and any investments other than real property, the asset management fee is a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment, inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property, and inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee is determined based on our proportionate share of the underlying investment, inclusive of our proportionate share of any fees and expenses related thereto. From January 1, 2016 through September 30, 2017, our asset management fees totaled $18.0 million.

Under the advisory agreement, our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and information technology costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. Commencing July 1, 2010, we have reimbursed our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, our advisor may seek reimbursement for additional employee costs. However, we will not reimburse our advisor or its affiliates for employee costs in connection with services for which KBS Capital Advisors earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers. From January 1, 2016 through September 30, 2017, we reimbursed our advisor for an additional $0.4 million of operating expenses, including $0.3 million of employee costs.

For substantial assistance in connection with the sale of properties or other investments, we pay our advisor or its affiliates 1.0% of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. From January 1, 2016 through September 30, 2017, we incurred approximately $1.1 million of disposition fees.

On January 6, 2014, we, together with KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”), KBS Strategic Opportunity REIT II, Inc. (“KBS Strategic Opportunity REIT II”), our dealer manager, our advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the program, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. Our advisor’s and our dealer manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance. In June 2015, KBS Growth & Income REIT, Inc. was added to the insurance program at terms similar to those described above. In June 2017, the company renewed its participation in the program, and the program is effective through June 30, 2018. As KBS REIT I is implementing its plan of liquidation, at renewal in June 2017, KBS REIT I elected to cease participation in the program and obtain separate insurance coverage.

The conflicts committee considers our relationship with our advisor during 2016 to be fair. The conflicts committee believes that the amounts paid or payable to our advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.

On April 16, 2012, we entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of our stockholders serviced through the platform. From January 1, 2016 through September 30, 2017, we incurred and paid $26,000 of costs and expenses related to the AIP Reimbursement Agreement.

The conflicts committee believes that this arrangement with our dealer manager is fair. We believe that the compensation paid to our dealer manager has allowed us to achieve our goal of acquiring a large, diversified portfolio of real estate and real estate-related investments.

On May 18, 2012, we made an $8.0 million investment in a joint venture in which KBS REIT I indirectly owns a participation interest through another joint venture investment. The conflicts committee approved this investment, which we still own as of September 25, 2017.

On July 6, 2017, we sold a 45% equity interest in 353 Sacramento, an office building located in San Francisco, California, to certain third parties (collectively, the “Purchaser”) for approximately $39.1 million (the “353 Sacramento Transaction”). Under the 353 Sacramento Transaction, the property is owned by a joint venture (the “Joint Venture”) in which we indirectly own 55% of the equity interests and the Purchaser indirectly owns 45% in the aggregate of the equity interests. The Purchaser, which is a “separate account” client of Willowbrook Asset Management LLC, an affiliate of our advisor owned by Keith D. Hall and Peter McMillan III (“WBAM”), paid an acquisition fee and will pay a monthly asset management fee to be split 50/50 between WBAM and us. The acquisition fee was equal to 0.5% of the Purchaser’s pro rata share of the total equity cost basis of the property, which amounted to $0.2 million to WBAM and $0.2 million to us. The monthly asset management fee is expected to equal 1/12th of 0.32% of the Purchaser’s pro rata share of the total equity cost basis of the property, which would amount to approximately $0.1 million being paid to WBAM per year and $0.1 million being paid to us per year. In addition, the Purchaser is expected to pay a promote if certain return thresholds are reached. All of the promote payments would be paid to us until we have realized a 13.6% internal rate of return on our investment in 353 Sacramento, at which point the remainder of the promote would be paid to WBAM.

In connection with the 353 Sacramento Transaction, we entered into an agreement with our advisor (the “Waiver Agreement”) pursuant to which our advisor will waive any right it may have to receive a disposition fee in connection with the 353 Sacramento Transaction. Our advisor will also waive the future payment of acquisition fees pursuant to our advisory agreement in an amount equal to 45% of the acquisition fees paid to our advisor in connection with our original purchase of 353 Sacramento in July 2016. On September 15, 2017, we acquired a property in Oakland, waiving acquisition fees of $0.8 million due to our advisor.

In connection with the 353 Sacramento Transaction, we paid a $0.1 million broker commission to Monarch Global Partners, LLC during the nine months ended September 30, 2017. The son of a member of the board of directors on KBS Strategic Opportunity BVI is a partner at Monarch Global Partners, LLC.

The 353 Sacramento Transaction was unanimously approved by our conflicts committee. Such approval included a determination that the transaction was fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Singapore Transaction.

On October 24, 2017, we (through certain subsidiaries) entered into a Portfolio Purchase and Sale Agreement and Escrow Instructions (the “Purchase Agreement”) pursuant to which we agreed to sell, subject to certain closing conditions, 11 of our properties (the “Singapore Portfolio”) to various subsidiaries of Keppel-KBS US REIT, a newly formed Singapore real estate investment trust (the “SREIT”) that intended to list (and subsequent did list, as described below) on the Singapore Stock Exchange (the “Singapore Transaction”). The agreed purchase price of the Singapore Portfolio was $804 million. The Singapore Portfolio consists of the following properties: 1800 West Loop, Westech 360 (part of the Austin Suburban Portfolio), Great Hills Plaza (part of the Austin Suburban Portfolio), Westmoor Center, Iron Point Business Park, the Plaza Buildings, Bellevue Technology Center, Northridge Center I and II, West Loop I and II, Powers Ferry Landing East, and Maitland Promenade II.

The SREIT is externally managed by a joint venture (the “Manager”) between (i) an entity in which Keith D. Hall, our Chief Executive Officer and a director, and Peter McMillan III, our President and Chairman of the Board of Directors, have an indirect ownership interest and (ii) Keppel Capital Holding Pte. Ltd., which is not affiliated with us or our management. As described in more detail below, the SREIT is expected to pay certain purchase and sale commissions and asset management fees to the Manager in exchange for the provision of certain management services.

On November 2, 2017, KBS SOR Properties, LLC (“KBS SORP”), an indirect wholly owned subsidiary of ours, entered into an underwriting agreement (the “Underwriting Agreement”) with respect to the initial public offering of units of the SREIT. The Underwriting Agreement was entered into with the Manager, KBS Pacific Advisors Pte. Ltd., Keppel Capital Holdings Pte. Ltd., GKP Holding LLC, Keppel Capital Investment Holdings Pte. Ltd., DBS Bank Ltd., Merrill Lynch (Singapore) Pte. Ltd., Citigroup Global Markets Singapore Pte. Ltd., and Credit Suisse (Singapore) Limited. KBS Pacific Advisors Pte. Ltd. and GKP Holding LLC are affiliated with the Manager and entities in which Keith D. Hall, our Chief Executive Officer and a director, and Peter McMillan III, our President and Chairman of the board of directors, have ownership and economic interests.

Pursuant to the Underwriting Agreement, the underwriters agreed to procure subscriptions, or subscribe themselves, for an aggregate of 262,772,400 units in the SREIT, at a price of $0.88 per unit (the “IPO Price”), in connection with the Singapore Transaction. Other parties agreed to subscribe for units separately, including KBS SORP, which, on October 25, 2017, entered into a subscription agreement with the Manager in which it agreed to purchase 59,713,600 units at the IPO Price (the “KBS SORP Owned Units”) in connection with the initial public offering. Pursuant to the Underwriting Agreement, KBS SORP granted the underwriters an over-allotment option (the “Over-Allotment Option”) in which it agreed to sell the underwriters up to 15,714,100 of the KBS SORP Owned Units at the IPO Price, for up to 30 days after the listing. Separately, KBS SORP agreed to lend the underwriters certain of its KBS SORP Owned Units for stabilizing transactions following the listing of the SREIT pursuant to a unit lending agreement entered into on November 2, 2017 with the Manager and Merrill Lynch (Singapore) Pte. Ltd. Pursuant to lock-up letters from us and certain of our subsidiaries delivered to the underwriters on November 2, 2017, we and our subsidiaries agreed not to sell, pledge or transfer any of our KBS SORP Owned Units (other than pursuant to the Over-Allotment Option or lending for stabilizing transactions pursuant to the unit lending agreement described above) for six months following the initial public offering, and not to sell, pledge or transfer 50% of the KBS SORP Owned Units for 12 months following the initial public offering.

On November 8, 2017, we completed the sale of the Singapore Portfolio to the SREIT. The closing date of the initial public offering and the listing of the SREIT both occurred on November 8, 2017. The sale price of the Singapore Portfolio was $804 million, before third-party closing costs of approximately $7.7 million and excluding any disposition fees payable to our advisor. The sale price for the Singapore Portfolio was primarily determined based on real estate valuations performed by independent third-party valuation firms. The $804 million purchase price for the 11 properties in the Singapore Portfolio is slightly above the aggregate appraised values for the 11 properties used in our most recent estimated value per share determined as of December 8, 2016. As of September 30, 2017, the properties in the Singapore Portfolio had a cumulative carrying value of $546.5 million. We avoided significant third-party closing costs by selling the Singapore Portfolio to the SREIT in connection with its initial public offering on the Singapore Stock Exchange compared to selling the properties, whether individually or as a portfolio, in a typical sales transaction, which represents significant savings to us for a disposition of this size. In connection with the Singapore Transaction, we repaid $401.7 million of outstanding debt secured by the properties in the Singapore Portfolio. We used approximately $52.5 million of the proceeds to acquire units in the SREIT representing a 9.5% ownership interest.

The interests of Messrs. Hall and McMillan in the Singapore Transaction are described below. Messrs. Hall and McMillan collectively own two-thirds of KBS Pacific Advisors, LLC, which owns 50% of the Manager. The other 50% ownership stake in the Manager was acquired by Keppel Capital Holding Pte. Ltd. for $27.5 million, which amount was distributed in its entirety to KBS Pacific Advisors, LLC. The Manager will receive the following fees from the SREIT:

•

Management Fee – The Manager’s management fee comprises a base fee and a performance fee, which make up a substantial portion of the Manager’s total remuneration for the provision of on-going management services to the SREIT. The base fee equals 10% per year of the SREIT “annual distributable income,” which is calculated before accounting for the base fee and the performance fee. The performance fee is generally equal to 25% of the growth in the SREIT’s distributions per unit of common equity from one year to the next (calculated after accounting for the base fee but before accounting for the performance fee).

•

Acquisition Fee and Divestment Fee – The Manager will also receive an acquisition fee and a divestment fee from the SREIT. The acquisition fee will generally equal 1% of purchase price of the assets acquired by the SREIT and the divestment fee will generally equal 0.5% of the sale price of the assets disposed of by the SREIT.

Actual amounts to be paid by the SREIT to the Manager are dependent upon future results of operations and cannot be currently quantified.

In addition, subject to a determination by our conflicts committee that our advisor has provided substantial assistance in connection with the sale of the Singapore Portfolio in the Singapore Transaction, we expect to pay our advisor a disposition fee of 1.0% of the contract sales price, or approximately $7.4 million, pursuant to the terms of our advisory agreement.

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the 2017 annual meeting of stockholders and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire, manage and dispose of the types of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and management of KBS Capital Advisors. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board of directors or conflicts committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling 1-866-584-1381 and selecting “Option 2”.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate comments and concerns to the board of directors. Stockholders may contact the board of directors at the following address:

Board of Directors of KBS Strategic Opportunity REIT, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Stockholders should report any complaints or concerns regarding (1) suspected violations or concerns as to compliance with laws, regulations, our Code of Conduct and Ethics or other suspected wrongdoings affecting us or our properties or assets, or (2) any complaints or concerns regarding our accounting, internal accounting controls, auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting us. Stockholders should report any suspected violations or other complaints or concerns by any of the following means:

•	Via the Internet at http://kbssor.ethicspoint.com;
•	By calling the toll free Ethics Hotline at 1-888-329-6414; or
•	By mailing a description of the suspected violation or concern to:

Audit Committee Chair

c/o KBS Strategic Opportunity REIT, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Reports made via the Ethics Hotline will be sent to our compliance officer and the audit committee chair, provided that no person named in the report will receive the report directly.

Stockholders can also communicate directly with the Chairman of the Board at the annual meeting. Although we do not have a policy regarding the attendance of directors at annual meetings of stockholders, we expect that the Chairman of the Board will be present at all such meetings. All of the directors were present at the 2016 annual meeting of stockholders.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2017 annual meeting of stockholders and are being nominated for re-election to serve until the 2018 annual meeting of stockholders and until his successor is elected and qualified.

Name(1)	Position(s)	Age(2)	Year First Became a Director
Keith D. Hall	Chief Executive Officer and Director	59	2008
Peter McMillan III	Chairman of the Board, President and Director	60	2008
Jeffrey K. Waldvogel	Chief Financial Officer, Treasurer, and Secretary	40	N/A
Stacie K. Yamane	Chief Accounting Officer	53	N/A
William M. Petak	Independent Director	56	2009
Eric J. Smith	Independent Director	60	2009
Kenneth G. Yee	Independent Director	58	2017

(1) The address of each named executive officer and director is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

(2) As of November 20, 2017.

Keith D. Hall is our Chief Executive Officer and one of our directors, positions he has held since December 2008 and October 2008, respectively. He is also an Executive Vice President of KBS REIT I, KBS REIT II, KBS REIT III and KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”), positions he has held for these entities since June 2005, August 2007, January 2010 and January 2015, respectively, and is the Chief Executive Officer and a director of KBS Strategic Opportunity REIT II, positions he has held since February 2013. In addition, Mr. Hall is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT, which were formed in 2008, 2005, 2007, 2009, 2009, 2013 and 2014, respectively. Mr. Hall owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. Hall is a co-founder of Willowbrook Capital Group, LLC, an asset management company. Prior to forming Willowbrook in 2000, Mr. Hall was a Managing Director at CS First Boston, where he managed the distribution strategy and business development for the Principal Transaction Group’s $18.0 billion real estate securities portfolio. Mr. Hall’s two primary business unit responsibilities were Mezzanine Lending and Commercial Real Estate Development. Before joining CS First Boston in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6.0 billion annual pipeline of fixed-income, commercial mortgage-backed securities. During the 1980s, Mr. Hall was a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities. Mr. Hall received a Bachelor of Arts Degree with honors in Finance from California State University, Sacramento.

Our board of directors has concluded that Mr. Hall is qualified to serve as one of our directors for reasons including his expertise in the real estate finance markets and his expertise with real estate-related investments. With over 30 years of experience investing in and managing real estate-related investments, Mr. Hall has the depth and breadth of experience to implement our business strategy. As an executive officer and principal of our advisor, Mr. Hall is able to direct the board of directors to the critical issues facing our company.

Peter McMillan III is our President, the Chairman of the Board and one of our directors, positions he has held since December 2008. He is also an Executive Vice President, Treasurer, Secretary and a director of KBS REIT I, KBS REIT II and KBS REIT III, an Executive Vice President of KBS Legacy Partners Apartment REIT,

and the President, Chairman of the Board and a director of KBS Strategic Opportunity REIT II, positions he has held for these entities since June 2005, August 2007, January 2010, August 2009 and February 2013, respectively. From January 2015 through February 2017, Mr. McMillan was an Executive Vice President, the Treasurer and Secretary and a director of KBS Growth & Income REIT. In addition, Mr. McMillan is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT, which were formed in 2008, 2005, 2007, 2009, 2009, 2013 and 2014, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and the owner of our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor. Mr. McMillan is also a member of the investment committee formed by our advisor to evaluate and authorize new investment opportunities for us.

Mr. McMillan is a Partner and co-owner of Temescal Canyon Partners LP, an investment advisor formed in 2013 to manage a multi-strategy hedge fund on behalf of investors. Mr. McMillan is also a co-founder and the Managing Partner of Willowbrook Capital Group, LLC, an asset management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a member of the board of directors of TCW Funds, Inc. and TCW Strategic Income Fund, Inc., is chairman of the board of trustees of TCW Alternative Funds and is a member of the board of trustees of Metropolitan West Funds.

Our board of directors has concluded that Mr. McMillan is qualified to serve as one of our directors and the Chairman of the Board for reasons including his expertise in real estate finance and with real estate-related investments. With over 30 years of experience investing in and managing real estate-related debt investments, Mr. McMillan offers insights and perspective with respect to our real estate-related investment portfolio as well as our real estate portfolio. As one of our executive officers and a principal of our advisor, Mr. McMillan is also able to direct the board of directors to the critical issues facing our company. Further, his experiences as a director of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT II, Metropolitan West Funds, TCW Funds and TCW Alternative Funds, and as a former director of KBS Growth & Income REIT and Steinway Musical Instruments, Inc., provide him with an understanding of the requirements of serving on a public company board and qualify him to serve as the chairman of the board of directors.

Jeffrey K. Waldvogel is our Chief Financial Officer, Treasurer and Secretary, positions he has held since June 2015. He is the Chief Financial Officer of our advisor, KBS REIT I, KBS REIT II, KBS REIT III and KBS Growth & Income REIT, positions he has held for these entities since June 2015. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT II, positions he has held for these entities since June 2015. Mr. Waldvogel is a member of the investment committee formed by our advisor to evaluate and recommend new investment opportunities for us.

Mr. Waldvogel has been employed by an affiliate of our advisor since November 2010. With respect to the KBS-sponsored REITs advised by our advisor, he served as the Director of Finance and Reporting from July 2012 to June 2015 and as the VP Controller Technical Accounting from November 2010 to July 2012. In these roles, Mr. Waldvogel was responsible for overseeing internal and external financial reporting, valuation analysis, financial analysis, REIT compliance, debt compliance and reporting, and technical accounting.

Prior to joining an affiliate of KBS Realty Advisors in 2010, Mr. Waldvogel was an audit senior manager at Ernst & Young LLP. During his eight years at Ernst & Young LLP, where he worked from October 2002 to October 2010, Mr. Waldvogel performed or supervised various auditing engagements, including the audit of financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as financial statements prepared on a tax basis. These auditing engagements were for clients in a variety of industries, with a significant focus on clients in the real estate industry.

In April 2002, Mr. Waldvogel received a Master of Accountancy Degree and Bachelor of Science from Brigham Young University in Provo, Utah. Mr. Waldvogel is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since August 2009. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS REIT III, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT, positions she has held for these entities since October 2008, October 2008, October 2008, January 2010, August 2009, February 2013 and January 2015, respectively. From July 2007 until December 2008, Ms. Yamane served as the Chief Financial Officer of KBS REIT II and from July 2007 to October 2008 she served as Controller of KBS REIT II; from October 2004 to October 2008, Ms. Yamane served as Fund Controller of our advisor; from June 2005 to December 2008, she served as Chief Financial Officer of KBS REIT I; and from June 2005 to October 2008, she served as Controller of KBS REIT I.

Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, from 2004 through 2015, Ms. Yamane was responsible for client accounting/reporting for two real estate portfolios. These portfolios consisted of industrial, office and retail properties as well as land parcels. Ms. Yamane worked closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assisted in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her over 25 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

William M. Petak is one of our independent directors, a position he has held since October 2009. He is also an independent director and chair of the conflicts committee of KBS Strategic Opportunity REIT II, positions he has held since April 2014. Since April 2009, Mr. Petak has served as the Managing Principal of CorAmerica Capital, LLC, a commercial real estate loan investment manager. CorAmerica Capital was established to acquire discounted performing mortgage and real estate-related assets as well as originate new real estate investments. Mr. Petak has over 30 years of experience in the real estate industry and 20 years of experience investing in real estate-related debt investments. From January 2005 to April 2009, Mr. Petak served as Senior Vice President and Director for AIG Mortgage Capital, LLC, a subsidiary of American International Group, Inc. (AIG). Mr. Petak also served as National Head of Mortgage Lending and Real Estate for the retirement services company, SunAmerica, Inc., from January 1999 to August 2001, and served as Managing Director for AIG Investments, Inc. as well as National Head of Mortgage Lending and Real Estate for both SunAmerica and the life insurance company American General from August 2001 to April 2009.

Both SunAmerica and American General were acquired by AIG in 1999 and 2001, respectively, and were managed on a mutually exclusive basis. Mr. Petak joined AIG with the merger of SunAmerica with AIG in 1999. Ultimately, Mr. Petak was responsible for AIG Mortgage Capital’s regulated insurance portfolios’ fixed income real estate investments nationwide. He served on both the Securitized Products Group Committee and Global Asset Allocation Committee for the regulated insurance companies of AIG.

Prior to joining AIG in 1999, Mr. Petak was SunAmerica Investments’ Senior Vice President. Mr. Petak was responsible for SunAmerica’s national mortgage lending and real estate investments as well as its leveraged lease real estate acquisitions. From 1996 to 2007, Mr. Petak served as a Loan Committee member and as a member of the board of directors for GreenPark Financial, one of the nation’s largest Fannie Mae DUS lenders. From 1983 to 1989, he worked with Pacific Financial Group, a privately held Beverly Hills real estate investment company, as Vice President of Acquisitions.

Mr. Petak is a graduate of the University of Southern California with a Bachelor of Science in Finance and Business Economics. He is a member of the Mortgage Bankers Association, the Commercial Mortgage Securities Association, the CRE Financial Council, Life Mortgage and Real Estate Officer Council and the President’s Council of the Real Estate Roundtable. Mr. Petak is a founding member of the Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management. He currently is Chairman Emeritus of the Center and previously served as its Chairman.

Our board of directors has concluded that Mr. Petak is qualified to serve as one of our independent directors for reasons including his expertise in the real estate finance markets. With over 30 years of experience in the real estate industry and over 20 years of experience investing in real estate-related debt, Mr. Petak offers insights and perspective with respect to our investment portfolio. Further, as a director and chair of the conflicts committee of KBS Strategic Opportunity REIT II and as a member of the Mortgage Bankers Association, the Commercial Mortgage Securities Association, the CRE Financial Council, the Life Mortgage and Real Estate Officer Council, the President’s Council of the Real Estate Roundtable and a founding member, current Chairman Emeritus and past Chairman of the Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management, Mr. Petak is regularly and actively engaged in both the professional and academic community.

Eric J. Smith is one of our independent directors and is the chairman of the conflicts committee, positions he has held since October 2009. Mr. Smith has over 30 years of experience in the real estate finance industry. From January 2014 through November 2017, Mr. Smith served as Managing Director for Situs Group, LLC, a firm that provides commercial real estate advisory services and solutions. From March 2012 to January 2013, Mr. Smith served as Managing Director-Sales for Loan Value Group, a firm that works with holders of residential mortgage risk to reduce their exposure to borrower strategic default. From 1985 to 2009, Mr. Smith was employed by the Credit Suisse Group and its predecessor firms. From September 2004 to February 2009, he was the Managing Director, Fixed Income Sales for the Securitized Products unit. From 2002 to September 2004, he was Managing Director and San Francisco Branch Manager, Fixed Income Sales. From 1998 to 2002, he was Director, Fixed Income Sales. From 1985 to 1998, he was Vice President, Fixed Income Sales. While at Credit Suisse and its predecessor firms, he was responsible for the acquisition and disposition of residential and commercial whole loans, public and private investment grade and non-investment grade residential and commercial mortgage-backed securities and CDOs. He also executed trades in U.S. government securities, asset-backed securities, corporate bonds and repurchase lending. Prior to working for Credit Suisse and its predecessor firms, Mr. Smith was with Farmer’s Savings as a regional director for real estate mortgage acquisitions and with Wells Fargo Mortgage as a Vice President in their Secondary Mortgage Division. Mr. Smith received a Bachelor of Science in Finance from California State University Sacramento. Mr. Smith holds FINRA Series 7 and 63 licenses.

Our board of directors has concluded that Mr. Smith is qualified to serve as one of our independent directors and the chairman of the conflicts committee for reasons including his expertise in the real estate finance markets. Mr. Smith has experience with a broad range of debt-related investments, including residential and commercial whole loans, public and private investment grade and non-investment grade residential and commercial mortgage-backed securities, U.S. government securities, asset-backed securities and repurchase lending. With over 30 years of experience in the real estate finance industry, Mr. Smith’s knowledge and expertise of the real estate finance market complement that of the other board members.

Kenneth G. Yee is one of our independent director, a position he has held since April 2017. He is also an independent director of KBS Strategic Opportunity REIT II, a position he has held since April 2017. Since 2000, Mr. Yee has been the President and Chief Executive Officer of Ridgecrest Capital, Inc., a real estate financial advisory services and structured finance firm. Mr. Yee previously served in the same positions for Ridgecrest Capital, Inc. from 1992 to 1997. From 2007 to June 2011, Mr. Yee was also the managing director of Cappello Capital Corp., where he was responsible for sourcing, evaluating, structuring and placing transactions relating to domestic and international real estate equity and debt, and small and middle market corporate capital raising and mergers and acquisitions. Mr. Yee served as Senior Vice President of Acquisitions for Imperial Credit Commercial Mortgage Investment Corp from 1998 to 1999. From 1990 to 1991, Mr. Yee served as Vice President and Controller for Secured Capital Corp. (now known as Eastdil Secured LLC, a division of Wells Fargo), a real estate advisory and investment banking firm. Prior to that, he was a Vice President at Drexel Burnham Lambert from 1987 to 1990. From 1986 to 1987, Mr. Yee was an associate consultant for Kenneth Leventhal & Company, a real estate consulting and public accounting firm. Mr. Yee was a financial analyst with Deseret Pacific Mortgage from 1985 to 1986 and he was a senior accountant with Ernst & Whitney, a public accounting firm, from 1982 to 1985.

Mr. Yee received a Bachelor of Science in Business Administration, Master of Business Administration and Master of Business Taxation degrees from the University of Southern California. He also received a Master of Science in Real Estate Development degree from the Massachusetts Institute of Technology and a Juris Doctor degree from the University of California, Los Angeles. Mr. Yee is a Chartered Financial Analyst, a Certified Public Accountant, a licensed attorney and a licensed real estate broker.

Our board of directors has concluded that Mr. Yee is qualified to serve as one of our independent directors for reasons including his expertise with respect to real estate equity and debt transactions and accounting matters. With almost 25 years of experience with real estate equity and debt transactions, Mr. Yee is well-positioned to advise the board with respect to potential investment opportunities and investment management. In addition, with over 30 years of experience as a Certified Public Accountant, Mr. Yee provides our board of directors with substantial expertise regarding real estate accounting and financial reporting matters.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in our advisor, and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us. “—Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the conflicts committee, based upon recommendations from our advisor. Two of our executive officers, Messrs. Hall and McMillan, manage and control our advisor, and through our advisor, they are involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2016.

Name	Fees Earned or Paid in Cash in 2016 (1)	All Other Compensation	Total
Michael L. Meyer(2)	$118,293	$–	$118,293
William M. Petak	123,833	–	123,833
Eric J. Smith	116,833	–	116,833
Kenneth G. Yee(2)	–	–	–
Keith D. Hall(3)	–	–	–
Peter McMillan III(3)	–	–	–

(1)

Fees Earned or Paid in Cash in 2016 include meeting fees earned in: (i) 2015 but paid in 2016 as follows: Mr. Petak $9,333 and Mr. Smith $9,333; and (ii) 2016 and paid or to be paid in 2017 as follows: Mr. Petak $13,833 and Mr. Smith $11,833.

(2)	Mr. Yee was appointed to serve as a director in April 2017. Mr. Meyer resigned as a director in May 2017.

(3)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

Cash Compensation

We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay our independent directors for attending board and audit and conflicts committee meetings as follows:

•	$2,500 for each board meeting attended;

•	$2,500 for each audit and conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each audit and conflicts committee meeting attended);
•	$2,000 for each teleconference board meeting attended; and
•

$2,000 for each teleconference audit and conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit and conflicts committee meeting attended).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table shows, as of November 20, 2017 the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of all Shares
Keith D. Hall, Chief Executive Officer and Director	350,754 (3)(4)	*
Peter McMillan III, Chairman of the Board, President and Director	350,754 (3)(4)	*
Jeffrey K. Waldvogel, Chief Financial Officer, Treasurer and Secretary	–	–
Stacie K. Yamane, Chief Accounting Officer	–	–
William M. Petak, Independent Director	–	–
Eric J. Smith, Independent Director	–	–
Kenneth G. Yee, Independent Director	–	–
All directors and executive officers as a group	350,754 (3)(4)	*

*	Less than 1% of the outstanding common stock.

(1)	The address of each named beneficial owner is c/o KBS Strategic Opportunity REIT, Inc., 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

(2)	None of the shares is pledged as security.

(3)	Includes 20,000 shares owned by KBS Capital Advisors, which is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr.

(4)	Includes 330,754 shares owned by Willowbrook Capital Group LLC, which is directly owned and controlled by Peter McMillan III and Keith D. Hall.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to the Section 16 reporting requirements filed the reports on a timely basis in 2016.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of the board of directors. Those persons elected will serve as directors until the 2018 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• Keith D. Hall	• Peter McMillan III
• William M. Petak	• Eric J. Smith
• Kenneth G. Yee

Each of the nominees for director is a current director. Detailed information on each nominee is provided on pages 31 through 35.

Vote Required

Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED FOR RE-ELECTION AS DIRECTORS.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence. Notwithstanding its appointment of Ernst & Young LLP for the year ending December 31, 2017, the audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. If the appointment of Ernst & Young LLP for the year ending December 31, 2017 is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm for future periods.

During the year ended December 31, 2016, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young LLP representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by stockholders.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3. CHARTER AMENDMENT

Proposed Amendment

We are proposing the deletion of Section 5.11 of our charter, which provides as follows:

Section 5.11. Actions Required if Common Stock Not Listed. If by July 31, 2019 the shares of Common Stock are not Listed, then the board of directors must adopt a resolution that declares a proposed liquidation is advisable on substantially the terms and conditions set forth in the resolution and direct that the proposed liquidation be submitted for consideration at either an annual or special meeting of the stockholders; provided, however, that such board action may be postponed if the Conflicts Committee determines by a majority vote that a liquidation is not then in the best interest of the Corporation’s stockholders. If such board action is so postponed, the Conflicts Committee shall revisit the issue of liquidation at least annually and further postponement of such board action would only be permitted if the Conflicts Committee again determined by a majority vote that a liquidation would not then be in the best interest of the Corporation’s stockholders.

Discussion

Below, we provide a discussion on the proposed charter amendment in a question and answer format. Note that this proposal will not take effect unless Proposal 4 (the proposal to approve the acceleration of the payment of incentive compensation to our advisor) is also approved.

What does Section 5.11 of our charter mean?

If we do not list our shares of common stock on a national securities exchange by July 31, 2019, Section 5.11 of our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or
•	if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company.

If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of a liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of a liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision whether to apply for listing of our shares, our directors would try to determine whether listing our shares, liquidating our assets or some other course of action would result in greater value for stockholders.

One of the factors our board of directors would consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list, liquidate or take some other course of action, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If the board believed that, after listing, it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively thin market for our shares upon the initial listing, the board could still opt to list our shares of common stock. The board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for redemptions under the share redemption program at the time could be an indicator of stockholder demand to liquidate their investment.

What is the conflicts committee?

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with KBS Capital Advisors LLC, our external advisor. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors.

Does Section 5.11 of our charter prevent other possible liquidity events, such as a sale of the company or a merger?

No. Even with Section 5.11 in our charter, our board could pursue (a) a sale, merger or other transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash and/or securities of a publicly traded company or (b) the sale of all or substantially all of our assets where our stockholders either receive, or have the option to receive, cash or other consideration.

Does Section 5.11 of our charter require a listing or liquidation by July 31, 2019?

No. If we do not list our shares of common stock on a national securities exchange by July 31, 2019, the conflicts committee could postpone the decision of whether to liquidate the company indefinitely, by determining on an annual basis that liquidation is not then in the best interests of our stockholders. Alternatively, if we sought and failed to obtain stockholder approval of our liquidation pursuant to Section 5.11 of our charter, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. Thus, Section 5.11 of our charter does not require a listing or liquidation by July 31, 2019 or at any time at all.

Why is the board proposing to remove Section 5.11 of our charter?

Our board of directors and management team believe significant opportunities currently exist and have been monitoring the real estate and equity markets closely in order to find the best opportunities possible to maximize the return to our stockholders and provide additional liquidity for our stockholders. We currently believe the best opportunity for us to achieve these objectives is to pursue a strategy as a non-listed, perpetual-life “NAV REIT” that offers and sells new shares of our common stock continuously through a number of distribution channels in ongoing public offerings, and seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. We have seen significant appreciation in the portfolio to date and we believe there are still many opportunities in the marketplace to achieve strong stockholder returns. See “Proposed NAV REIT Conversion” for more information.

We believe that the continued inclusion of Section 5.11 in our charter may create confusion for existing and new investors if we are pursuing a perpetual-life company strategy. We believe that its continued inclusion may create doubts as to our long-term commitment to the perpetual-life strategy. In addition, complying with Section 5.11 is likely to create an annual burden on the time and focus of our board of directors and conflicts committee and may create significant additional expenses, in particular if the board of directors solicits input from financial advisors. For these reasons, our board of directors believes we are more likely to succeed with a perpetual-life strategy if we remove Section 5.11 from the charter. This proposal will not take effect unless the proposal to approve the acceleration of the payment of incentive compensation to our advisor is also approved.

Does elimination of Section 5.11 and pursuit of a perpetual-life NAV REIT strategy mean you will never consider other strategies to create value for stockholders, or sources of stockholder liquidity other than the share redemption program and/or periodic self-tender offers?

No. With or without Section 5.11, our board of directors is always mindful of our various strategic alternatives and will always be willing to change strategies if it concludes that it is in the best interests of our stockholders to do so. These strategic alternatives can consist of any number of options including a public listing of our shares on a national stock exchange, selling assets individually, and /or selling the entire portfolio in a single transaction to a third-party. The precise terms of our perpetual-life NAV REIT strategy are still under consideration by our board of directors and are subject to change. We are under no obligation to pursue a perpetual-life strategy at all if our board of directors determines another strategy is preferable. Regardless of the success of our pursuit of a perpetual-life NAV REIT strategy, we may pursue various liquidity strategies in the future beyond the share redemption program and/or periodic self-tender offers, including but not limited to a listing of our shares on a national securities exchange, a sale of the company or a liquidation. However, we currently contemplate providing liquidity only through the share redemption program and/or periodic self-tender offers.

The removal of Section 5.11 would not change the willingness of our board of directors to consider a change in strategy when and if appropriate. It would simply remove a formal, annual consideration by the conflicts committee as to whether liquidation is in the best interests of our stockholders.

If the stockholders vote against either Proposal 3 (the removal of Section 5.11 from the charter) or Proposal 4 (the acceleration of the payment of incentive compensation to the advisor), will the company still pursue a perpetual-life NAV REIT strategy?

Removal of Section 5.11 from the charter is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe we are more likely to succeed with the strategy if we remove Section 5.11 of the charter. Similarly, stockholder approval of acceleration of the payment of incentive compensation to our advisor is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe the change is appropriate in connection with the pursuit of a perpetual-life NAV REIT strategy. For this reason, neither Proposal 3 nor Proposal 4 will take effect unless both are approved by our stockholders. If our stockholders vote against either Proposal 3 or Proposal 4, our board of directors will meet to determine whether to continue with a perpetual-life NAV REIT strategy or what other reasonably available alternatives to pursue in the best interest of the company and our stockholders, including, without limitation, continuing to operate under the current business plan.

Do any of our executive officers or directors have an interest in the outcome of this proposal?

Yes. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own KBS Capital Advisors LLC, our advisor, and KBS Capital Markets Group LLC, the entity that acted as the dealer manager for our public offering and is expected to act as our dealer manager for new offerings as an NAV REIT. We refer to these individuals as our sponsors. Our sponsors may receive significant compensation from the acceleration of the incentive fee and other revised fee and expense reimbursements we implement in connection with a conversion to an NAV REIT, which we intend to pursue if this proposal and Proposal 4 are passed by our stockholders. See “Terms of Proposed NAV REIT Conversion.” Two of our sponsors, Messrs. Hall and McMillan, are also some of our executive officers and directors. Other of our executive officers have profit sharing arrangements in our advisor and therefore also have an interest in the outcome of this proposal.

Have the independent directors approved the pursuit of a perpetual-life NAV REIT strategy and the proposal to remove Section 5.11 of the charter?

A Special Committee of our board of directors comprised of all our independent directors has approved the pursuit of a perpetual-life NAV REIT, which includes submitting to stockholders for their approval the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor. However, implementation of the proposed charter amendment and the proposed acceleration of the payment of incentive compensation to the advisor remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of the Fairness Opinion, which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion. See “Proposed NAV REIT Conversion—Special Committee Process” for more information.

Implementation of Proposed Amendment

This proposal will not take effect unless Proposal 4 (the proposal to approve the acceleration of the payment of incentive compensation to our advisor) is also approved. If both this Proposal 3 and Proposal 4 are approved by our stockholders at the annual meeting, the removal of Section 5.11 from our charter will be effected by our filing of the Articles of Amendment attached hereto as Exhibit A (the “Articles of Amendment”) with the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”), and will become effective upon filing and acceptance for record by the SDAT. However, implementation of Proposal 3 and Proposal 4 both remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of the Fairness Opinion, which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion.

If approved, although we intend to file the Articles of Amendment and implement the Proposed NAV REIT Conversion substantially as described herein, our board of directors may delay the filing of the Articles of Amendment and the implementation of the Proposed NAV REIT Conversion until it deems appropriate to do so and may decide, in its sole discretion, not to go forward at all with the Articles of Amendment or the Proposed NAV REIT Conversion. Even if our board of directors files the Articles of Amendment as proposed and approved by our stockholders, the board of directors will still have the authority to change other aspects of the Proposed NAV REIT Conversion. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time.

Vote Required

Approval of the proposed charter amendment requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker non-votes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted FOR the approval of the proposal to amend our charter unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed amendment to our charter. Accordingly, to the extent that you object to the proposed amendment to our charter, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO REMOVE SECTION 5.11 FROM OUR CHARTER.

PROPOSAL 4. ACCELERATION OF INCENTIVE COMPENSATION

Proposal

In this Proposal 4, we are asking our stockholders to approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, our external advisor, in the form of restricted stock units and on terms substantially consistent with the terms substantially in “Proposed NAV REIT Conversion—Proposed Acceleration of Payment of Current Incentive Fee.” Please carefully review the entire “Proposed NAV REIT Conversion” section of this proxy statement to fully understand the terms and risks of the Proposed NAV REIT Conversion, including the acceleration of the payment of incentive compensation to our advisor.

Discussion

Below, we provide a discussion on the proposed acceleration of the payment of incentive compensation to our advisor in a question and answer format. Note that this proposal will not take effect unless Proposal 3 (the proposed charter amendment) is also approved.

Why is the board recommending that stockholders approve the acceleration of the payment of incentive compensation to our advisor?

The triggering events for the incentive fee structure currently in effect with our advisor are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT that intends to provide liquidity to its stockholders through a share redemption program and/or periodic self-tender offers. Therefore, in order to properly align our advisor’s incentive fee compensation structure with our proposed perpetual-life strategy, we intend to revise the incentive fee structure. Commencing with the launch of our first public offering as a perpetual-life NAV REIT, we intend to implement an annual incentive fee formula that would require us to pay our advisor an incentive fee for any given year if certain performance thresholds were met for that year. With respect to our historical performance period from inception through launch of our first public offering as a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee so that it does not depend on the currently-existing triggering events. Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we believe it is appropriate to ask the stockholders for their approval of this acceleration. Therefore, we are asking our stockholders to approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, our external advisor, on terms substantially consistent with the terms substantially in “Proposed NAV REIT Conversion—Proposed Acceleration of Payment of Current Incentive Fee.” This proposal will not take effect unless the proposal to amend our charter is also approved.

If the stockholders vote against either Proposal 3 (the removal of Section 5.11 from the charter) or Proposal 4 (the acceleration of the payment of incentive compensation to the advisor), will the company still pursue a perpetual-life NAV REIT strategy?

Removal of Section 5.11 from the charter is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe we are more likely to succeed with the strategy if we remove Section 5.11 of the charter. Similarly, stockholder approval of acceleration of the payment of incentive compensation to our advisor is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe the change is appropriate in connection with the pursuit of a perpetual-life NAV REIT strategy. For this reason, neither Proposal 3 nor Proposal 4 will take effect unless both are approved by our stockholders. If our stockholders vote against either Proposal 3 or Proposal 4, our board of directors will meet to determine whether to continue with a perpetual-life NAV REIT strategy or what other reasonably available alternatives to pursue in the best interest of the company and our stockholders, including, without limitation, continuing to operate under the current business plan.

Do any of our executive officers or directors have an interest in the outcome of this proposal?

Yes. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own KBS Capital Advisors LLC, our advisor, and KBS Capital Markets Group LLC, the entity that acted as the dealer manager for our public offering and is expected to act as our dealer manager for new offerings as an NAV REIT. We refer to these individuals as our sponsors. Our sponsors may receive significant compensation from the acceleration of the incentive fee and other revised fee and expense reimbursements we implement in connection with a conversion to an NAV REIT, which we intend to pursue if this proposal and Proposal 3 are passed by our stockholders. See “Terms of Proposed NAV REIT Conversion.” Two of our sponsors, Messrs. Hall and McMillan, are some of our executive officers and directors. Other of our executive officers have profit sharing arrangements in our advisor and therefore also have an interest in the outcome of this proposal.

Have the independent directors approved the pursuit of a perpetual-life NAV REIT strategy and the proposal to accelerate the payment of incentive compensation to the advisor?

A Special Committee of our board of directors comprised of all our independent directors has approved the pursuit of a perpetual-life NAV REIT, which includes submitting to stockholders for their approval the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor. However, implementation of the proposed charter amendment and the proposed acceleration of the payment of incentive compensation to the advisor remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of the Fairness Opinion, which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion. See “Proposed NAV REIT Conversion—Special Committee Process” for more information.

Implementation of Proposed Acceleration of Incentive Compensation

This proposal will not take effect unless Proposal 3 (the proposal to amend our charter) is also approved. If both this Proposal 4 and Proposal 3 are approved by our stockholders at the annual meeting, we intend to implement the proposed acceleration of incentive compensation to the advisor in connection with our conversion to an NAV REIT. However, implementation of Proposal 3 and Proposal 4 both remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of the Fairness Opinion, which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion.

If approved, although we intend to implement the Proposed NAV REIT Conversion substantially as described herein, our board of directors may delay the acceleration of incentive compensation to the advisor and the implementation of the Proposed NAV REIT Conversion until it deems appropriate to do so and may decide, in its sole discretion, not to go forward at all with the acceleration of incentive compensation to the advisor or the Proposed NAV REIT Conversion. Even if our board of directors implements the proposed acceleration of incentive compensation to the advisor in connection with conversion to an NAV REIT, the board of directors will still have the authority to change other aspects of the Proposed NAV REIT Conversion. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time.

Vote Required

Approval of the proposed acceleration of the payment of incentive compensation to our advisor requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to accelerate the payment of incentive compensation to our advisor. Abstentions and broker non-votes will have the same effect as votes against the proposal to accelerate the payment of incentive compensation to our advisor. Proxies received will be voted FOR the approval of the proposal to accelerate the payment of incentive compensation to our advisor unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed acceleration of the payment of incentive compensation to our advisor. Accordingly, to the extent that you object to the proposed acceleration of the payment of incentive compensation to our advisor, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ACCELERATE THE PAYMENT OF INCENTIVE COMPENSATION TO OUR ADVISOR, IN THE FORM OF RESTRICTED STOCK UNITS.

PROPOSAL 5. ADJOURNMENT OF THE ANNUAL MEETING

At the annual meeting, you and the other stockholders will also vote to approve an adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of Proposal 3 or Proposal 4 if there are not sufficient votes for these proposals.

Vote Required

Approval of the proposal to permit the chairman of the annual meeting to adjourn the annual meeting requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders who are present in person or by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the outcome of the vote. Proxies received will be voted FOR approval of this proposal to permit the chairman of the annual meeting to adjourn the annual meeting unless stockholders designate otherwise.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL TO PERMIT THE CHAIRMAN OF THE ANNUAL MEETING TO ADJOURN THE ANNUAL MEETING IF NECESSARY.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the 2018 annual meeting of stockholders must be received by our secretary, Jeffrey K. Waldvogel, at our executive offices no later than August 24, 2018. However, if we hold the annual meeting before February 12, 2019 or after April 13, 2019, stockholders must submit proposals for inclusion in our 2018 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the 2018 annual meeting, whether or not the proposal is intended to be included in the 2018 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by September 23, 2018.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

Exhibit A

KBS STRATEGIC OPPORTUNITY REIT, INC.

ARTICLES OF AMENDMENT

KBS Strategic Opportunity REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended by deleting existing Section 5.11 in its entirety.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this      day of [__], 201[  ].

KBS STRATEGIC OPPORTUNITY REIT, INC.

By:	(SEAL)
Keith D. Hall
Chief Executive Officer

ATTEST

By:
Jeff K. Waldvogel
Secretary

C/O DST SYSTEMS, INC. P.O. BOX 219015 KANSAS CITY, MO 64121

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet you do not have to return your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone you do not have to return your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34918-P00334	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KBS STRATEGIC OPPORTUNITY REIT, INC.	For All	Withhold All	For All Except	*To Withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the number of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.	☐	☐	☐
1.	Election of Directors
01) Keith D. Hall
02) Peter McMillan III
03) William M. Petak
	04) Eric J. Smith 05) Kenneth G. Yee			The Board of Directors recommends a vote FOR Proposal 4 as described in the proxy statement.		For	Against	Abstain

The Board of Directors recommends a vote FOR Proposal 2 as described in the proxy statement.	For	Against	Abstain	4.	To approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, the company’s external advisor, in the form of restricted stock units. This proposal will not take effect unless Proposal 3 above is also approved.	☐	☐	☐

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2017. ☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 5 as described in the proxy statement.		For	Against	Abstain

The Board of Directors recommends a vote FOR Proposal 3 as described in the proxy statement.	For	Against	Abstain	5.	To permit the chairman of the annual meeting to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for the proposals.	☐	☐	☐

3.	To remove Section 5.11 from the company’s charter. This proposal will not take effect unless Proposal 4 below is also approved. ☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

KBS STRATEGIC OPPORTUNITY REIT, INC.

MARCH 14, 2018

9:00 a.m. (PDT)

At

Offices of KBS

800 Newport Center Drive, First Floor, Suite 140 Conference Center

Newport Beach, California 92660

Your Vote is Important!

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E34919-P00334

KBS Strategic Opportunity REIT, Inc.

800 NEWPORT CENTER DRIVE • FIRST FLOOR • SUITE 140 CONFERENCE CENTER

NEWPORT BEACH • CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Keith D. Hall, Peter McMillan III, David E. Snyder and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS STRATEGIC OPPORTUNITY REIT, INC. to be held on March 14, 2018, and at any adjournments or postponements thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed and “FOR” Proposals 2 through 5. The proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the annual meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the March 14, 2018 meeting date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The following materials are available at www.proxyvote.com: Notice and Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016.

YOUR VOTE IS CRITICAL. PLEASE SUBMIT YOUR PROXY VOTE PROMPTLY. Reduce corporate expenses by submitting your vote by Internet at www.proxyvote.com or by calling the toll free number on the voting form included in the enclosed materials.

Read Enclosed Materials
Enclosed is the following information for the Annual Meeting of Stockholders:
• Annual Report
• Proxy Statement that describes the proposals to be voted upon
• Voting form for each registration.*

* You may have more than one voting form included in your packet because you have multiple registrations. Please be sure to vote all proxies in your packet.

Vote by Mail
Mark, sign and date your voting form and return it in the postage-paid return envelope.

or Vote by Telephone*
Please call the toll free number listed on your voting form. Have your control number listed on the voting form ready and follow the simple instructions.

or Vote by Internet*
Visit www.proxyvote.com and follow the online instructions to cast your vote. Your control number is located on the voting form.

* If you voted by telephone or the Internet, you do not need to mail back the voting form.
For Assistance

If you have any questions or need assistance with completing your voting form, please call our proxy solicitor, Broadridge Financial Solutions, Inc., at (888) 554-9413.

Representatives are available Monday through Friday 9:00 a.m. to 10:00 p.m. (Eastern).

Thank you!

We appreciate your participation and support. Again, please be sure to vote!

Selected Questions and Answers Regarding Proxy Statement

Dear Stockholder:

We have furnished you with a proxy statement for our 2017 annual meeting of stockholders. The following are selected questions and answers regarding the matters being proposed at the annual meeting. Please refer to the proxy statement for additional information.

Q:	Why is the board in favor of a perpetual-life “NAV REIT” strategy?

A:	Our board of directors and management team believe significant opportunities currently exist and have been monitoring the real estate and equity markets closely in order to find the best opportunities possible to maximize the return to our stockholders and provide additional liquidity for our stockholders. We currently believe the best opportunity for us to achieve these objectives is to pursue a strategy as a non-listed, perpetual-life “NAV REIT” that offers and sells new shares of our common stock continuously through a number of distribution channels in ongoing public offerings, and seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. With regard to maximizing returns, we have seen significant appreciation in the portfolio to date and we believe there are still many opportunities in the marketplace to achieve strong stockholder returns. Therefore, we believe it is in the company’s and stockholder’s interests to raise additional capital and make new investments. Furthermore, we believe a number of our existing investments are still in the process of maturing and reaching their maximum value. With respect to liquidity, we believe that a number of sources of capital (including but not limited to cash from operations, a portion of the proceeds from ongoing offerings, and proceeds from asset sales) can be used to offer additional liquidity to stockholders that desire it through an expanded share redemption program and/or periodic tender offers.

Q:	How is conversion to a perpetual-life, NAV REIT expected to provide additional liquidity to stockholders?

A:	As an NAV REIT, we believe we can (a) offer an expanded share redemption program, (b) have additional capital to fund redemptions, and (c) provide more frequent net asset value or “NAV” per share calculations, which will provide stockholders with more information when making liquidity decisions and also allow more frequent and fair pricing under our share redemption program. As an NAV REIT, we intend to revise our share redemption program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that prevent us from redeeming the maximum number of shares permitted under the program. Because the actual level of redemptions under our share redemption program as an NAV REIT would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share redemption program and/or through self-tender offers.

Q:	How will the Singapore Transaction affect the Proposed NAV REIT Conversion?

A:	As we have previously disclosed, on November 8, 2017, we sold 11 of our properties (the “Singapore Portfolio”) to various subsidiaries of Keppel-KBS US REIT, a newly formed Singapore real estate investment trust (the “SREIT”) that was listed on the Singapore Stock Exchange (the “Singapore Transaction”). The sale price of the Singapore Portfolio was $804 million, before third-party closing costs and excluding any disposition fees payable to our external advisor. In connection with the Singapore Transaction, we repaid $401.7 million of outstanding debt secured by the properties in the Singapore Portfolio. We also used approximately $52.5 million of the proceeds to acquire units in the SREIT representing a 9.5% ownership interest.

Although we can offer no assurances, we expect that the Singapore Transaction will improve our chances to successfully raise capital as an NAV REIT. First, the Singapore Transaction has made additional capital available to us that we may use to offer additional liquidity to our stockholders through our share redemption program and/or tender offers prior to the Proposed NAV REIT Conversion. We believe we will have greater success as an NAV REIT if we are able to eliminate any pent-up demand for redemptions prior to the conversion. Second, we expect to reinvest a majority of the proceeds from the Singapore Transaction in assets that are more consistent with our opportunistic strategy and objectives compared to the stabilized assets we sold in the Singapore Transaction.

Q:	What may I vote on at the annual meeting?

A:	You may vote on:

(1)	the election of the nominees to serve on the board of directors;
(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;
(3)	the removal of Section 5.11 from our charter (this proposal will not take effect unless Proposal 4 below is also approved);
(4)	the approval of the acceleration of the payment of incentive compensation to our advisor, in the form of restricted stock units (this proposal will not take effect unless Proposal 3 above is also approved);
(5)	permitting the chairman of the annual meeting to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for the proposals; and
(6)	such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as director who is named in this proxy statement;
(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;
(3)	FOR the removal of Section 5.11 from our charter;
(4)	FOR the proposal to approve the acceleration of the payment of incentive compensation to our advisor, in the form of restricted stock units; and
(5)	FOR the proposal to permit the chairman of the annual meeting to adjourn the annual meeting to solicit additional proxies if necessary.

Q:	What does Section 5.11 of the charter provide and why is the board recommending that stockholders approve its removal from the charter?

A:	Section 5.11 of our charter requires that, if we do not list our shares of common stock on a national securities exchange by July 31, 2019, we either:

•	seek stockholder approval of the liquidation of the company; or
•	if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company.

This section further states that if a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, the conflicts committee must revisit the issue of liquidation at least annually. The conflicts committee is a committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with KBS Capital Advisors LLC, our external advisor.

We believe that the continued inclusion of Section 5.11 in our charter may create confusion for existing and new investors if we are pursuing a perpetual-life company strategy. We believe that its continued inclusion may create doubts as to our long-term commitment to the perpetual-life strategy. In addition, complying with Section 5.11 is likely to create an annual burden on the time and focus of our board of directors and conflicts committee and may create significant additional expenses, in particular if the board of directors solicits input from financial advisors. For these reasons, our board of directors believes we are more likely to succeed with a perpetual-life strategy if we remove Section 5.11 from the charter, and has proposed its removal. In order to remove Section 5.11 from the charter, we need the approval of our stockholders. This proposal will not take effect unless the proposal to approve the acceleration of the payment of incentive compensation to our advisor is also approved.

Q:	Why is the board recommending that stockholders approve the acceleration of the payment of incentive compensation to our advisor?

A:	The triggering events for the incentive fee structure currently in effect with our advisor are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT that intends to provide liquidity to its stockholders through a share redemption program and/or periodic self-tender offers. Therefore, in order to properly align our advisor’s incentive fee compensation structure with our proposed perpetual-life strategy, we intend to revise the incentive fee structure. Commencing with the launch of our first public offering as a perpetual-life NAV REIT, we intend to implement an annual incentive fee formula that would require us to pay our advisor an incentive fee for any given year if certain performance thresholds were met for that year. With respect to our historical performance period from inception through launch of our first public offering as a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee so that it does not depend on the currently-existing triggering events. Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we believe it is appropriate to ask the stockholders for their approval of this acceleration. Therefore, we are asking our stockholders to approve the acceleration of the payment of incentive compensation to our advisor. This proposal will not take effect unless the proposal to amend our charter is also approved.

We expect this acceleration payment would be made in the form of restricted stock units (“RSUs”) with terms that are still under consideration, but are currently expected to be structured as follows:

•	Each RSU awarded would represent the right to receive one share of our common stock.
•	The RSUs would be awarded on or near the launch of a public offering as an NAV REIT.
•

The number of RSUs awarded would equal the number of our shares of common stock, valued at the then-current NAV per share at the time of the award (i.e., the NAV per share at the time of our conversion to an NAV REIT), with a value equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in the NAV calculation, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The foregoing would be calculated by our advisor in its good faith and approved by the Special Committee (described below).

•

100% of the RSUs awarded would vest and be paid in shares after two years, provided the advisor is not terminated for “cause” during that time (where “cause” means fraud, criminal conduct if the advisor would have reasonable cause to believe that the conduct was unlawful, willful misconduct, or an uncured material breach of the advisory agreement). Both we and the advisor would have certain rights to accelerate vesting in certain situations, such as a change of control of our company.

•

For each RSU awarded, our advisor would have the right to be paid with one share of our common stock, upon vesting, and could elect to receive up to 50% of the payment in cash rather than shares, with the cash payment determined based on the then-current value of our shares. The main reason we would permit the advisor to take a portion in cash is to pay its taxes.

•	Dividend equivalents would accrue on the RSUs. In other words, they would earn dividends as if they were shares of common stock.
•

The shares the advisor receives pursuant to this agreement would not be eligible for redemption under our share redemption program unless the company has satisfied all redemption requests from other stockholders received at that time; this restriction may be lifted in certain situations, such as upon a change of control of our company.

Q:	Will the acceleration of the payment of incentive compensation to our advisor affect the net asset value of my shares?

A:	No. The acceleration of the payment of incentive compensation to our advisor will not affect the net asset value of our shares of common stock because our net asset value calculation has always included the potential liability related to the incentive fee. Therefore, the acceleration of the incentive compensation to our advisor will not impact the net asset value per share compared to what the value would be if this payment was not made.

Q:	Does elimination of section 5.11 and pursuit of a perpetual-life NAV REIT strategy mean you will never seek a liquidity event or consider other strategies to create value for stockholders, or sources of stockholder liquidity other than the share redemption program and/or periodic self-tender offers?

A:	No. With or without Section 5.11, our board of directors is always mindful of our various strategic alternatives and will always be willing to change strategies if it concludes that it is in the best interests of our stockholders to do so. These strategic alternatives can consist of any number of options including a public listing of our shares on a national stock exchange, selling assets individually, and /or selling the entire portfolio in a single transaction to a third-party.

Q:	If the stockholders vote against either Proposal 3 (the removal of Section 5.11 from the charter) or Proposal 4 (the acceleration of the payment of incentive compensation to the advisor), will the company still pursue a perpetual-life NAV REIT strategy?

A:	Removal of Section 5.11 from the charter is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe we are more likely to succeed with the strategy if we remove Section 5.11 of the charter. Similarly, stockholder approval of acceleration of the payment of incentive compensation to our advisor is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe the change is appropriate in connection with the pursuit of a perpetual-life NAV REIT strategy. For this reason, neither Proposal 3 nor Proposal 4 will take effect unless both are approved by our stockholders. If our stockholders vote against either Proposal 3 or Proposal 4, our board of directors will meet to determine whether to continue with a perpetual-life NAV REIT strategy or what other reasonably available alternatives to pursue in the best interest of the company and our stockholders, including, without limitation, continuing to operate under the current business plan.

Q:	Have the independent directors approved the pursuit of a perpetual-life NAV REIT, the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor?

A:	A Special Committee of our board of directors comprised of all our independent directors has approved the pursuit of a perpetual-life NAV REIT, which includes submitting to stockholders for their approval the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor. However, implementation of the proposed charter amendment and the proposed acceleration of the payment of incentive compensation to the advisor remain subject to further approval of the Special Committee, which in turn remains subject to the Special Committee’s receipt and review of a fairness opinion from its independent financial advisor as to the fairness of the acceleration of the payment of incentive compensation to the advisor and the revised fee structure for our advisor in connection with the Proposed NAV REIT Conversion (the “Fairness Opinion”), which can only be delivered after the proposed amount of the accelerated payment of the incentive fee has been determined by us. If received, the Fairness Opinion is expected to be delivered immediately prior to the implementation of the Proposed NAV REIT Conversion.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”). We make no representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements contained in this proxy statement, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flows from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in our Annual Report on Form 10-K filed with the SEC on March 10, 2017 for a discussion of some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. In addition, see “Proposed NAV REIT Conversion” in the proxy statement for the 2017 annual meeting for risks specific to the proposed conversion to an NAV REIT.